Rule 424 (b)(3)
Registration Statement No. 333-128127
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
A proposed bank holding company for
BANK OF BIRMINGHAM
(In Organization)

COMMON STOCK UP TO 1,800,000 SHARES

     We are offering for sale a minimum of 1,300,000 and a maximum of 1,800,000 shares of our common stock at a price of $10.00 per share to raise the money to organize Bank of Birmingham, a new Michigan state bank in organization to be headquartered in Birmingham, Michigan. Of this amount, 74,900 shares will be issuable in repayment of $749,000 of cash advances made by our organizers and an outside investor during the organizational process. We will be the holding company and sole shareholder of Bank of Birmingham after it is organized. Prior to this offering, we have not conducted active business operations and have issued no shares. Upon issuance, we have no current plans to list our shares on any national stock exchange although we expect to have at least one company making a market in our shares.
     To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. In addition to any shares that you purchase in the offering, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business.
     The offering is expected to end on March 1, 2006. However, we may, in our sole discretion, end the offering prior to March 1, 2006 or extend it for additional periods, but not beyond September 30, 2006. We reserve the right to reject, in whole or in part, any subscription for shares of our stock. Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our organizers, executive officers and directors, who will not receive any commission or other compensation in connection with these activities. The organizers, directors and executive officers intend to subscribe for an aggregate of 212,250 shares of the common stock sold in this offering.
     All subscription funds will be held in an escrow account at Fifth Third Bank, which will act as the escrow agent. The escrow agent will hold the subscription funds until we accept subscriptions for at least 1,300,000 shares and notify the escrow agent that we have received all required regulatory approvals to open the Bank for business to the public. If we are unable to sell at least 1,300,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with any interest earned thereon without deduction for expenses. We will be unable to use any subscription funds until they are released from escrow. Except as provided above, we will retain any interest earned on the subscription funds held in escrow.
     Our organizers and an investor are advancing to us the funds necessary to cover the expenses incurred in connection with the organization of Birmingham Bloomfield Bancshares and Bank of Birmingham, or are providing limited guarantees with respect to amounts loaned to us for these purposes. In addition, our organizers are expending substantial time and effort in connection with our organizational activities. In exchange for undertaking these obligations and to the extent permitted by the Bank’s regulators, in addition to any shareholder warrants to which they may be entitled, we intend to issue to these persons, in the aggregate, warrants to purchase 184,000 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised at any time within 10 years of the date that we open for business.

     Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Our common stock is subject to investment risk, including possible loss of principal.

      An investment in our common stock involves risks, and you should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment in the section titled “Risk factors” beginning on page 8.

     The common stock offered by this prospectus has not been approved or disapproved, and the completeness and accuracy of the disclosures in this prospectus have not been passed upon by the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Michigan Office of Financial and Insurance Services, the Federal Deposit Insurance Corporation or any other regulatory body. Any representation to the contrary is a criminal offense.
     The following table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

	Per Share	Total Minimum	Total Maximum

Subscription price	$10.00	$13,000,000	$18,000,000
Underwriting fees and commissions	—	—	—

Proceeds to Birmingham Bloomfield Bancshares(1)	$10.00	$13,000,000	$18,000,000

(1)	Before deducting organizational and other pre-opening expenses consisting of, among others, legal and accounting fees, and printing, distribution and marketing expenses, estimated to total approximately $1.85 million.
The date of this prospectus is November 15, 2005.

SUMMARY
      The information that follows highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. For a more complete understanding of the offering, we urge you to read this entire prospectus carefully.
Birmingham Bloomfield Bancshares and Bank of Birmingham
      We are a Michigan corporation that was incorporated on February 26, 2004 to organize and serve as the holding company for Bank of Birmingham, a Michigan state bank in organization. Bank of Birmingham will be a full-service commercial bank headquartered in Birmingham, Michigan, with a full-service branch office located in Bloomfield Twp., Michigan. The Bank will initially serve the cities and towns of Birmingham, Bingham Farms, Bloomfield Hills, Beverly Hills and Franklin in Oakland County, Michigan, and the surrounding areas and intends to offer a broad range of commercial and consumer banking services to small and medium-sized businesses, licensed professionals and individuals who we believe will be particularly responsive to the style of service that the Bank intends to provide to its customers. We believe that local ownership and control will allow Bank of Birmingham to serve customers more efficiently and effectively and will aid in our growth and success. The Bank intends to compete on the basis of providing a unique and personalized banking experience combined with a full range of services, customized and tailored to fit the needs of its clients.
      Bank of Birmingham’s and our principal business office will be located at 33583 Woodward Avenue, Birmingham, Michigan. The Bank will also operate another full-service banking office at 4135 West Maple Road, Bloomfield Hills, Michigan, to serve the Bloomfield market. Organizational activities are also being conducted from the location of our proposed principal business office. The telephone number is (248) 593-6455.
      To date, our sole operations have been directed toward preparing and filing applications with various bank regulatory authorities for permission to organize a Michigan state bank and a bank holding company, and taking all other actions necessary to organize and charter Bank of Birmingham, including those related to raising capital as a result of this offering. On April 8, 2005, we filed an application with the Michigan Office of Financial and Insurance Services (OFIS) to organize a new Michigan state bank in Birmingham, Michigan and with the Federal Deposit Insurance Corporation (FDIC) for federal deposit insurance. We have received the approval of our bank charter application from the Michigan OFIS and our application for deposit insurance from the FDIC.
      Although we have received regulatory approval of our applications, we do not anticipate the commencement of banking operations until the first quarter of 2006. During the period between regulatory approval and the commencement of banking operations, we will be taking actions to satisfy the conditions to regulatory approval imposed by the Michigan OFIS and FDIC, including raising the capital necessary to open. We will also be preparing and filing an application with the Federal Reserve Bank of Chicago for prior approval to become a bank holding company. In addition, the Bank will be engaged in such activities as the build-out of its banking offices, the recruitment and training of staff, preliminary marketing, and the installation of its computer systems and operating software. We would not expect to receive final approval to open before the completion of the offering and a satisfactory pre-opening examination. We cannot assure you, however, that Bank of Birmingham will be able to open for business when anticipated.
Management
      Our organizers and the persons who are proposed to become the initial boards of directors of Birmingham Bloomfield Bancshares and Bank of Birmingham are engaged in a broad range of commercial, professional and community-oriented activities and have strong professional and personal ties to the banking market to be served by the Bank. We will draw upon their knowledge of the business community in the development of its business. Our organizers and proposed directors possess a wide spectrum of banking and business experience and were carefully chosen, taking into account personal and professional strengths, contacts and reputation.

They will each be expected to attract clients through their own personal and professional networks. In addition, the members of the executive management team of Bank of Birmingham each have extensive banking experience in the Michigan banking market.
Why we are organizing a new bank
      Our proposed banking market consists of two segments: the Birmingham area, where the Bank’s main office will be located, and the Bloomfield Township area, where the branch office will be located. Birmingham and Bloomfield are each located in Oakland County, which is one of the three counties that make up Southeastern Michigan. Oakland County, which lies northwest of Wayne County (where Detroit is located) and directly west of Macomb County, is the most affluent of the three counties and one of the wealthiest counties in per capita income in the United States.
      We believe that this banking market represents a diverse market with a growing population and economy. We also believe that the community will enthusiastically welcome and support a new locally-owned and operated community bank. As a community bank, we will be designed to serve the needs of the residents, small- to medium-sized businesses and licensed professionals within our banking market.
      The Birmingham/ Bloomfield Township market is undergoing positive economic change and is capitalizing on the opportunities associated with such change. The median income in the Birmingham/ Bloomfield Township area has increased steadily in recent years. Oakland County has a stable population, a vibrant and diversified economy and is one of the most affluent counties in the country. Oakland County is also the home of Automation Alley, which is the Midwest’s only technology cluster. Because of the diversification in the economy, as well as the growth of the technology sector in Oakland County, we believe that the Bank’s proposed banking market is less likely to be impacted by industry-specific economic conditions than the adjoining markets.
      Generally speaking, those who have higher incomes tend to seek out financial institutions that are committed to delivering quality service. This being the case, the Birmingham facility will be located in an area that has a high percentage of residents with above average family incomes. We believe that this will translate into marketing opportunities for us.
      The Birmingham/ Bloomfield area has maintained a stable population over the last decade and is projected to continue to grow at a rate of approximately 1.16% over the next five years. In addition to the population growth, the residents of the Birmingham/ Bloomfield area are expected to enjoy an increase of approximately 23.80% in per capita income over the next five years while the median household income of Birmingham/ Bloomfield residents is expected to reach more than $120,000 over the same period.
      Finally, in the Birmingham/ Bloomfield area, the median price of a single-family home is expected to increase by approximately 27.26% between 2004 and 2009. The median price of a single family home increased approximately 22.83% between 2000 and 2004. All of the projected growth rates shown above are based on forecasts developed by ESRI Business Information Systems. These forecasts were prepared for, and paid for by, us in November 2004 in connection with the consulting services rendered by Bankmark as a part of the bank regulatory application process. Through our strategically located banking offices, we believe that we will be able to capitalize on the opportunities expected to develop in these markets.
      Although Bank of Birmingham would compete with a number of other financial institutions, during the past several years, the Birmingham/ Bloomfield market has been the target of many out-of-state, out-of-market controlled banks. The result of this activity has been to limit the choices available to those customers who wish to develop and capitalize upon relationship banking. By creating a locally-owned and locally-managed bank that is sensitive and responsive to the needs of the community, we believe that there is an opportunity for us to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks, many of which have headquarters, ownership and executive decision-makers located outside of our local marketplaces.
      We recognize that most of the Bank’s competitors have substantially greater resources and lending limits than we will have and provide other services, such as extensive and established branch networks and trust services, that the Bank does not expect to provide initially. As a result of these competitive factors, Bank of Birmingham may have to pay higher interest rates to attract depositors or extend credit with lower rates to attract borrowers.
Executive officers, directors and organizers
      The Bank’s management team is led by Robert E. Farr, Richard J. Miller, Jeffrey S. Bonk and Lance N. Krajacic, Jr. Robert E. Farr is the proposed President and Chief Executive Officer. He has more than twenty-five years of banking experience and has held senior executive management positions with TCF National Bank, Fifth Third Bank and Michigan National Bank. Richard J. Miller is the proposed Executive Vice President and Chief Financial Officer. Mr. Miller has over twenty five years of banking experience, most recently as a senior consultant for the Financial Institutions Group of Plante & Moran, PLLC, located in Auburn Hills, Michigan. He has also served as President and Chief Operating Officer of Community Central Bank, a de novo Michigan state bank that was organized in 1996, and as Chief Financial Officer of First National Bank Corp. until it merged with Old Kent Financial in 1996. Jeffrey S. Bonk is the proposed Executive Vice President & Director of Sales and Marketing. Mr. Bonk has more than twenty-five years of banking experience and has served in officer capacities with Michigan National Bank, Old Kent Bank, Fifth Third Bank East Michigan and The Huntington National Bank. Lance N. Krajacic, Jr. is the proposed Executive Vice President and Chief Lending Officer of the Bank. He has been involved in community banking for more than twenty-two years and has more than twelve years of management experience in commercial lending.
      The boards of directors of Birmingham Bloomfield Bancshares and Bank of Birmingham consist of the following sixteen individuals:
Donald J. Abood
William R. Aikens
Jane L. Brodsky
Harry Cendrowski
Donald E. Copus
Michael T. Cromwell
John M. Farr
Robert E. Farr
Charles Kaye
Richard J. Miller
Daniel P. O’Donnell
Charles T. Pryde
Donald Ruff
Walter G. Schwartz
Henry G. Spellman
Robert Stapleton
      In addition, the following individuals who will not serve as directors or executive officers are serving as organizers of Birmingham Bloomfield Bancshares and Bank of Birmingham: John G. Berghoefer, John J. Byrne, Kevin Dillon, Len Dillon, Ralph E. Miesel, J. Martin Nagle, Joseph Nemeth, D.D.S., David Radner, Richard D. Rosin, Gregory Schwartz, Jr., Michael Vogel and James A. Williams. Each of these individuals is playing an important role as we develop our business plan and corporate policies prior to the time that the Bank opens for business. Each of these individuals expects to continue his or her service to the Bank as a member of the Organizers Advisory Committee after it opens.
      The Organizers Advisory Committee will initially be comprised of organizers who are not serving as directors. The primary function of the committee will be to assist management and the board of directors of the Bank in implementing its strategic vision and purpose in the marketplace. In addition, the committee is expected to help the Bank to identify programs and activities and provide us with market information to enable the Bank to allocate its resources in a manner to generate bank deposits and loans in the markets that it serves. Members of the Organizers Advisory Committee will not receive any compensation or other benefits for their service as committee members.
      Our directors, organizers and executive officers are experienced bankers or local business and community leaders. We believe that their business experience and relationships will enable them to assist us in developing and maintaining a loyal customer base. We expect that these individuals will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.
      Our directors, organizers and executive officers intend to purchase an aggregate of 212,250 shares of the common stock offered by this prospectus. These shares represent approximately 16.3% of the minimum, and 11.8% of the maximum, number of shares to be sold in the offering. However, the organizers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to organize the Bank. All purchases made by our directors, organizers and executive officers will be made for investment purposes and not with a view to distribution.
Warrants
      To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and one outside investor, and from draws on a $1.6 million line of credit agreement with Fifth Third Bank. We intend to fund any additional organizational and other pre-opening expenses incurred before we open for business from draws under the line of credit. All but three organizers will be providing a limited guarantee of up to $73,600 on amounts drawn under the line of credit. Those three organizers, and the one outside investor, will be providing limited guarantees of up to $36,800 on amounts drawn under the line of credit. We expect to incur a total of approximately $1.85 million in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of proceeds — Organizational expenses,” beginning on page 19. In the event that we do not open, our organizers and the outside investor will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by Fifth Third Bank with respect to any funds advanced under the pre-opening line of credit.
      Accordingly, in recognition of the substantial financial risks undertaken by the members of our organizing group and the outside investor in advancing “at risk” dollars to fund pre-opening expenses, we intend to grant to them an aggregate of 184,000 warrants. Each person who is contributing his time and expertise and providing a limited guarantee of approximately $73,600 will receive warrants to purchase 7,360 shares of our common stock. Each person who is providing a limited guarantee of approximately $36,800 will receive warrants to purchase 3,680 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that we open for business. The issuance of these warrants is subject to regulatory approval.
      We also recognize that our initial shareholders will be accepting additional financial risk in investing in the Bank from inception. Accordingly, after we open for business, we will issue to each initial shareholder warrants to purchase one share of common stock for every five shares of common stock that he or she purchases in the offering. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business. If we sell 1,300,000 shares in this offering, the minimum offering amount, we will issue, in the aggregate, approximately 260,000 warrants to our initial shareholders. If we sell 1,800,000 shares in this offering, the maximum offering amount, we will issue, in the aggregate, approximately 360,000 warrants to our initial shareholders.
      Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants to the extent that it enables them to purchase shares of our common stock at a price that is less than the then current market value.
Stock options
      We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by Birmingham Bloomfield Bancshares or Bank of Birmingham. The plan will have a term of 10 years. The board of directors will reserve 225,000 shares for issuance under the stock incentive plan. Assuming the issuance of all of the shares reserved for stock options, optionholders would own collectively approximately 14.75% of the outstanding shares, assuming the minimum offering, and approximately 11.11% of the outstanding shares, assuming the maximum offering.
      When we open for business, we intend to issue options to purchase shares of common stock to Robert Farr, Richard Miller, Jeffrey S. Bonk and Lance Krajacic, Jr. Messrs. Farr, Miller, Bonk and Krajacic would each receive a number of options equal to 50,000, 30,000, 25,000 and 25,000, respectively. We expect all of these options to be issued with an exercise price of $10.00 per share, the initial offering price, and to be treated as incentive stock options. The remainder of the options under the stock incentive plan would be available for issuance to current and prospective executive officers and employees of Birmingham Bloomfield Bancshares or Bank of Birmingham at the discretion of our board of directors.
Products and services
      Bank of Birmingham will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. The Bank will emphasize personalized banking services to small- to medium-sized businesses, independent single-family residential and commercial contractors, licensed professionals and consumers. In its lending services, the Bank will emphasize commercial loans, commercial and residential construction loans, commercial real estate loans, equity lines and consumer loans. Bank of Birmingham will offer a broad array of deposit services including demand deposits, regular savings accounts, money market accounts, certificates of deposit and individual retirement accounts. For the convenience of its customers, it will also offer credit and debit cards, automatic transfers, travelers’ checks, domestic and foreign wire transfers, cashier’s checks and personalized checks. These services are expected to be provided through a variety of delivery systems including full-service offices, night depositories, automated teller machines, telephone banking and Internet banking.
Philosophy and strategy
      Bank of Birmingham will operate as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the Bank from its competitors.
      To carry out this philosophy, the Bank’s business strategy will involve the following:

•	Capitalizing on the diverse community involvement, professional expertise and personal and business contacts of our directors, organizers and executive officers;

•	Hiring and retaining experienced and qualified banking personnel;

•	Providing individualized attention with consistent, local decision-making authority;

•	Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services;

•	Operating from highly visible and accessible banking offices in close proximity to a concentration of targeted commercial businesses and professionals;

•	Attracting its initial customer base by offering competitive interest rates on deposit accounts;

•	Encouraging our initial shareholders to become customers by offering additional incentives; and

•	Implementing a strong marketing program.
Terms of the offering
      We are offering for sale a minimum of 1,300,000 and a maximum of 1,800,000 shares of our common stock at an offering price of $10.00 per share. The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers and initial shareholders or upon the exercise of stock options that may be issued under our stock incentive plan. See “Description of Common Stock — Warrants,” beginning on page 50 and “Management — Stock incentive plan,” beginning on page 45. However, the number of shares offered does include 74,900 shares issuable to our organizers and an outside investor in repayment of the $749,000 in cash advances made by them during the organizational process.
      To participate in the offering, you must subscribe to purchase at least 250 shares. The offering price will be payable at the time that the subscription is made. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts. We also reserve the right to reject, in whole or in part, any subscription for shares of our common stock. In addition to any shares that you purchase in the offering, after we open for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business. See “Description of Common Stock — Warrants,” beginning on page 50.
Plan of distribution
      Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our organizers, executive officers and directors, who will not receive any commission or other compensation in connection with these activities. However, we will reimburse reasonable out-of-pocket expenses incurred by these persons in connection with the offering.
      Each of our organizers, other than Messrs. Schwartz, Schwartz and Stapleton, will be relying on the exemption from broker/dealer registration provided under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, in connection with their participation in the offering. Messrs. Schwartz, Schwartz and Stapleton will not satisfy the non-exclusive safe harbor exemption provided under Rule 3a4-1 of the Securities Exchange Act, and thus, to the extent required by law, will participate in the offering only under the supervision of the respective broker-dealers with which they are associated, or to the extent that each is separately registered as a broker-dealer. See “The Offering — Plan of distribution,” beginning on page 16.
Offering termination date
      We expect the offering to end on March 1, 2006. However, we may elect to extend the offering, in our sole discretion, but not beyond September 30, 2006. In addition, we reserve the right to end the offering at any time before March 1, 2006 if we have received subscriptions for at least 1,300,000 shares and determine that the total amount of subscriptions will provide adequate capitalization for us after payment of organizational expenses. We may, in our sole discretion, conduct multiple closings of the offering once the minimum offering amount is raised and we have received all required regulatory approvals to organize the Bank.
How to subscribe
      Each prospective investor who (together with the investor’s affiliates) desires to purchase 250 or more shares should do the following:

•	Complete, date and sign the subscription agreement that accompanies this prospectus;

•	Make a check payable to “Fifth Third Bank — Escrow Account for Bank of Birmingham” in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed;

•	Deliver the completed subscription agreement and check as follows:

Fifth Third Bank Escrow Account for Bank of Birmingham 1000 Towne Center, Suite 1500 Southfield, MI 48075
      When your subscription agreement is received by the escrow agent, it will become binding on you and irrevocable.
Escrow arrangements
      Since we cannot open Bank of Birmingham until we receive all regulatory approvals required to organize the Bank, all subscription funds will be held in an escrow account at Fifth Third Bank, which will act as escrow agent. The escrow agent will hold all subscription funds until we receive subscriptions for at least 1,300,000 shares and notify the escrow agent that we have received all required regulatory approvals to open the Bank to the public. We expect, but cannot assure you, that we will receive all required regulatory approvals and open for business during the first quarter of 2006. If we are unable to sell at least 1,300,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with any interest earned thereon without deduction for expenses.
      All subscription funds will be paid to us to the extent that we accept the subscription agreement. If we reject, in whole or in part, a subscriber’s subscription agreement, we will promptly return the subscription funds attributable to the rejected subscription. We will retain any interest earned on the subscription funds held in escrow to defray organizational expenses, except as provided above.
Use of proceeds
      Subject to regulatory approval, we intend to use the proceeds of this offering to repay the funds advanced to us by Fifth Third Bank under the pre-opening line of credit and to capitalize Bank of Birmingham. We expect to utilize at least $11.05 million of the proceeds to capitalize the Bank, which in turn will use the proceeds to purchase furniture, fixtures and equipment, and to provide working capital to be used for business purposes, including paying salaries, and for making loans to customers and other investments. We may retain at the holding company level any excess proceeds to use for future working capital needs. See “Use of proceeds,” beginning on page 18.
Organizational expenses
      We expect to incur approximately $1.85 million in organizational and other pre-opening expenses, which are described more completely in the section titled “Use of Proceeds — Organizational expenses,” beginning on page 19. To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and an outside investor, and from draws on a $1.6 million line of credit with Fifth Third Bank. We intend to fund any additional organizational and other pre-opening expenses incurred before we open for business from draws under the line of credit. Each of our organizers, and the outside investor, is providing a limited guarantee on amounts drawn under the line of credit. Any draws on the line of credit would be repaid from the proceeds of the offering. If we are unable to sell at least 1,300,000 shares of common stock or fail to receive all regulatory approvals required to organize, our organizers and the outside investor will bear the risk of loss with respect to any direct cash advances made by them that are not repaid and Fifth Third Bank may pursue our organizers and the outside investor under the limited guarantees with respect to any advances made to us under the pre-opening line of credit.

RISK FACTORS
      The following paragraphs describe what we believe are the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk, and you should not invest in our common stock unless you can afford to lose your entire investment. Before making any investment decision, we urge you to carefully read the entire prospectus, including the cautionary statement following these risk factors regarding the use of forward-looking statements.

We must receive regulatory approvals before Bank of Birmingham may open for business.
      To commence operations as a Michigan state bank and bank holding company, Birmingham Bloomfield Bancshares and Bank of Birmingham must obtain regulatory approvals from the Michigan OFIS, FDIC and Board of Governors of the Federal Reserve System (Federal Reserve). We have obtained regulatory approval from the Michigan OFIS and FDIC. While approval of our Federal Reserve application is not assured, we have no reason to believe that the approval will not be forthcoming.

We must satisfy certain conditions following approval of our regulatory applications before Bank of Birmingham may open for business.
      Even though our bank charter and federal deposit insurance applications have been approved by the regulatory agencies, these approvals are subject to certain conditions including, among others, that we raise the capital necessary to open the Bank. We also expect that any Federal Reserve approval will be subject to conditions. We cannot assure you that we will be able to satisfy all of the conditions imposed by the regulators in connection with their approvals. If we fail to satisfy all of these conditions within the applicable time periods, our approvals will expire. In addition, if the conditions imposed by the regulatory agencies delay the anticipated date of commencing banking operations, we will incur additional organizational expenses, which will result in additional losses. See “— Any delay in beginning banking operations will result in additional losses,” below.

Any delay in beginning banking operations will result in additional losses.
      Any delay in opening Bank of Birmingham for business will increase organizational expenses and postpone realization of potential revenues. This will cause the accumulated deficit from organizational expenses to increase, because we must continue to pay salaries and other operating expenses during this period. We expect, but cannot assure you, that we will receive final regulatory approval and open for business during the first quarter of 2006.

Because this offering is not underwritten, we may be unable to raise the minimum offering amount.
      This offering is being made without the services of an underwriter, and we have not employed any broker or salesmen in connection with the offering. Rather, the offering is being made on a “best efforts” basis by our organizers, directors and executive officers. Accordingly, no one is obligated to purchase or take for sale any shares of common stock, and we cannot guarantee you that we will be able to sell at least the minimum offering amount. If we are unable to raise at least the minimum offering amount and open the Bank within the time period specified in our approvals, those approvals may expire. Although the full amount of your subscription funds will be returned to you in the event that we are unable to achieve the minimum offering amount, you will be unable to withdraw your subscription funds from escrow, or your subscription, at any time prior to the expiration of the offering.

We have no operating history upon which to base an estimate of our future financial performance.
      We do not have any operating history on which to base any estimate of our future earnings prospects. Birmingham Bloomfield Bancshares was only recently formed, and the Bank of Birmingham will not receive final regulatory approvals to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in our common stock.

We expect to incur losses during our initial years of operations.
      At June 30, 2005, we had an accumulated deficit account of $685,958, which represents a portion of the $1.85 million of estimated organizational and other pre-opening expenses. After the Bank opens, its (and our) success will depend, in large part, on its ability to address the problems, expenses and delays frequently associated with new financial institutions and the ability to attract and retain deposits and customers for our services. We expect to sustain losses or achieve minimal profitability during our initial years of operations.
      In addition, to gain market share as a newly-organized bank, Bank of Birmingham may be required to pay higher interest rates to attract deposits or extend credit at lower rates to attract borrowers, which may decrease our profitability or prevent us from becoming profitable.
      We cannot assure you that we will ever become profitable. If we are ultimately unsuccessful, you may lose part or all of the value of your investment. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and “Proposed Business,” beginning on pages 22 and 26, respectively.

The Bank’s failure to implement its business strategies may adversely affect our financial performance.
      Bank of Birmingham has developed a business plan that details the strategies it intends to implement in its efforts to achieve profitable operations. If the Bank cannot implement its business strategies, it will be hampered in its ability to develop business and serve its customers, which, in turn, could have an adverse effect on our financial performance. Even if the Bank’s business strategies are successfully implemented, we cannot assure you that the strategies will have the favorable impact that is anticipated. Furthermore, while we believe that the Bank’s business plan is reasonable and that its strategies will enable it to execute the business plan, we have no control over the future occurrence of certain events upon which its business plan and strategies are based, particularly general and local economic conditions that may affect its loan-to-deposit ratio, total deposits, the rate of deposit growth, cost of funding, the level of earning assets and interest-related revenues and expenses. See “Proposed Business — Business strategy” on page 27.

Departures of key personnel or directors may impair the Bank’s operations.
      Our success will depend in large part on the services and efforts of the Bank’s key personnel and on its ability to attract, motivate and retain highly qualified employees. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy.
      In particular, we believe that retaining Robert Farr, Richard Miller, Jeffrey S. Bonk and Lance Krajacic, Jr. will be important to our success. If any of these persons leaves his position for any reason, our financial condition and results of operations may suffer.
      If the services of any key personnel should become unavailable for any reason, or if the regulatory agencies should require the employment of additional persons to fill banking positions, Bank of Birmingham would be required to employ other persons to manage and operate the Bank, and we cannot assure you that it would be able to employ qualified persons on acceptable terms. If the services of any key personnel should become unavailable prior to the time the Bank commences operations, its ability to begin banking operations would likely be adversely affected.
      Additionally, our directors’ and organizers’ community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our business may suffer. See “Management” on page 33.

Bank of Birmingham will face intense competition from a variety of competitors.
      The banking business in our target banking market and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. See “Proposed Business — Market opportunities — Competition,” beginning on page 27. If this competition forces the Bank to offer aggressive loan and deposit rates or otherwise incur higher funding costs, our profitability will be diminished.
      Many of the Bank’s competitors will be larger than it will be initially and will have greater financial and personnel resources. Many of its competitors will have established customer bases and offer services, such as extensive and established branch networks and trust services that the Bank either does not expect to provide or will not provide for some time. Also, some competitors will not be subject to the same degree of regulation as the Bank will be and thus may have a competitive advantage over the Bank.
      We believe that Bank of Birmingham will be a successful competitor in the area’s financial services market. However, we cannot assure you that the Bank will be able to compete successfully with other financial institutions serving our target banking market. An inability to compete effectively could be expected to have a material adverse effect on our growth and profitability.

The Bank’s legal lending limits may impair its ability to attract borrowers.
      During its initial years of operations, the Bank’s legally mandated lending limits will be lower than those of many of its competitors because it will have less capital than many of its competitors. The lower lending limits may discourage potential borrowers who have lending needs that exceed the Bank’s limits, which may restrict its ability to establish relationships with larger businesses in our area. See “Proposed Business,” beginning on page 26.

An economic downturn, especially one affecting our primary service areas, may have an adverse effect on our financial performance.
      Our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of the Bank’s larger competitors, the majority of the Bank’s borrowers and depositors will be individuals and businesses located or doing business in our local banking market. As a result, the Bank’s operations and profitability may be more adversely affected by a local economic downturn than those of its larger, more geographically diverse competitors. Factors that adversely affect the economy in our local banking market could reduce the Bank’s deposit base and the demand for its products and services, which may decrease its earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead us to incur loan losses. See “Proposed Business,” beginning on page 26.

Adverse economic conditions in the automobile manufacturing and related service industries may impact our banking business.
      The automobile manufacturing industry has experienced significant economic difficulties over the past five years, which, in turn, has adversely impacted a number of related industries that serve the automobile manufacturing industry, including automobile parts suppliers. Recently, Delphi Corporation and Collins & Aikman Corporation, two automobile suppliers located in our banking market, declared bankruptcy, and a number of other companies serving the automobile industry and located in our banking market are facing ongoing economic pressures. We cannot assure you that the economic conditions in the automobile manufacturing and related service industries will improve at any time in the foreseeable future or that adverse economic conditions in these industries will not impact the Bank.

Monetary policy and other economic factors could adversely affect our profitability.
      Changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as such other factors as national, state and local economic growth rates, employment rates and population trends, will affect the demand for loans and the Bank’s ability to attract deposits. The foregoing monetary and economic factors, and the need to pay rates sufficient to attract deposits, may adversely affect the Bank’s ability to maintain an interest margin sufficient to result in operating profits. See “Proposed Business,” beginning on page 26, and “Supervision and Regulation,” beginning on page 53.

Our common stock is not an insured deposit.
      Your investment in Birmingham Bloomfield Bancshares would not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment is subject to investment risk, and you must be capable of affording the loss of your entire investment.

Your share ownership may be diluted in the future.
      We intend to issue warrants or stock options to our organizers, executive officers and initial shareholders. If the organizer warrants or stock options are exercised, your share ownership will be diluted. In addition, if you do not exercise your initial shareholder warrants, and other shareholders exercise their initial shareholder warrants, your share ownership will be further diluted.
      Finally, our articles of incorporation authorize the issuance of up to 4,500,000 shares of common stock, but do not provide for preemptive rights. Any authorized, but unissued shares following the offering will be available for issuance by our board of directors. However, persons who subscribe for shares in the offering will not have the right to subscribe for additional shares of common stock issued at any time in the future. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in Birmingham Bloomfield Bancshares.

We could be negatively affected by changes in interest rates.
      The Bank’s profitability (and, therefore, our profitability) will depend, among other things, on the Bank’s net interest income, which is the difference between the income that it earns on its interest-earning assets, such as loans, and the expenses that it incurs in connection with its interest-bearing liabilities, such as checking or savings deposits or certificates of deposit. Changes in the general level of interest rates and other economic factors can affect its net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities.
      Changes in the general level of interest rates also affect, among other things, its ability to originate loans, the value of interest-earning assets and its ability to realize gains from the sale of such assets, the average life of interest-earning assets and its ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control. Because fluctuations in interest rates are not predictable or controllable, we cannot assure you that the Bank will continue to achieve positive net interest income.

The determination of the offering price was arbitrary, and you may be unable to resell your shares at or above the offering price.
      Because we have no operating history, we could not set our offering price of $10.00 per share with reference to historical measures of our financial performance. Therefore, we set the offering price arbitrarily, and the exercise price of the organizer warrants and stock options was determined based on the offering price. The exercise price of the initial shareholder warrants was determined arbitrarily by our organizers. We did not retain an independent investment banking firm to assist in determining the offering price or the exercise price of the options or warrants, and these prices bear no relationship to our assets, book value, net worth or any other recognized criteria of value. We cannot assure you that you will be able to resell any shares that you may buy in this offering at a price equal to or higher than the offering price. See “Determination of Offering Price,” beginning on page 17.

We do not intend to pay dividends in the foreseeable future.
      We expect initially to have no material source of income other than dividends that we receive from Bank of Birmingham. Therefore, our ability to pay dividends to our shareholders will depend on the Bank’s ability to pay dividends to us. The board of directors of the Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank, or pay dividends to our shareholders, in the foreseeable future. In addition, banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends. See “Description of Common Stock — Dividends” on page 51.

We are subject to extensive regulatory oversight, which could restrain our growth and profitability.
      Banking organizations such as Birmingham Bloomfield Bancshares and Bank of Birmingham are subject to extensive federal and state regulation and supervision. Laws and regulations affecting financial institutions are undergoing continuous change, and we cannot predict the ultimate effect of these changes. We cannot assure you that any change in the regulatory structure or the applicable statutes and regulations will not materially and adversely affect our business, condition or operations of Birmingham Bloomfield Bancshares and Bank of Birmingham or benefit competing entities that are not subject to the same regulations and supervision. For a discussion of some of the laws and regulations applicable to us, see the section titled “Supervision and Regulation,” beginning on page 53.

We may not be able to raise additional capital on terms favorable to us.
      In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering.

You will incur immediate and substantial dilution in the book value per share of any shares that you purchase in the offering.
      If you purchase shares of our common stock in the offering, we expect that you will experience an immediate and substantial dilution of between $1.03 and $1.42 per share in the book value of your investment as a result of the $1.85 million of organizational and other pre-opening expenses that we have incurred, or expect to incur, before the Bank opens for business. This means that the price you pay for the shares that you acquire in this offering will be higher than its net book value per share when the Bank opens. For more information regarding dilution, please see the section titled “Dilution,” beginning on page 21.

The liquidity of our common stock will be affected by its limited trading market.
      Our shares will not qualify, upon issuance, for listing on any national securities exchange, and we cannot assure you that our shares will ever be listed on a national securities exchange. However, we expect that our shares will be traded on the OTC Bulletin Board or “pink sheets” and that at least one company will make a market in our common stock. Because our shares will not be listed on a national securities exchange, we cannot assure you that a broadly followed, established trading market for our common stock will ever develop or be maintained. Furthermore, we cannot assure you that at least one company will make a market in our shares for as long as we will be quoted on the OTC Bulletin Board. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. In addition, active trading markets tend to reduce the bid-ask spreads for sales transactions. On the other hand, the absence of an active trading market reduces the liquidity, and is likely to have an adverse effect on the market value of our shares. In addition, if we would cease to be quoted on the OTC Bulletin Board, shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock likely would decline.

Our articles of incorporation and bylaws, and the employment agreements of our executive officers, contain provisions that could make a takeover more difficult.
      Our articles of incorporation and bylaws include provisions designed to provide our board of directors with time to consider whether a hostile takeover offer is in our and our shareholders’ best interests, but could be utilized by our board of directors to deter a transaction that would provide shareholders with a premium over the market price of our shares. These provisions include the availability of authorized, but unissued shares, for issuance from time to time at the discretion of our board of directors; bylaws provisions enabling our board of directors to increase the size of the board and to fill the vacancies created by the increase; and bylaw provisions establishing advance notice procedures with regard to business to be presented at a shareholder meeting or to director nominations.
      In addition, there are “change in control” provisions in the employment agreements of each of our executive officers providing for lump-sum cash payments based on the officer’s base compensation.
      These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our shareholders might otherwise receive a premium over the market price of our shares. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

Management of Bank of Birmingham may be unable to adequately measure and limit credit risk associated with the Bank’s loan portfolio, which would affect our profitability.
      As a material part of the Bank’s business plan, it will make commercial, consumer, commercial and resident real estate and construction loans. The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions and general economic conditions.
      Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower’s ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services and to effectively respond to those changes. Additional factors related to the credit quality of commercial real estate loans include tenant vacancy rates and the quality of management of the property.
      Additional factors related to the credit quality of construction loans include fluctuations in the value of real estate and new job creation trends.
      Many of the Bank’s anticipated loans will be made to small- and medium-sized businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers. If the Bank is unable to effectively measure and limit the risk of default associated with its loan portfolio, our profitability will be adversely impacted.

Our directors and executive officers could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.
      Immediately following the offering, we expect that our directors, executive officers and organizers will own 212,250 shares of our common stock, which represents 16.3% of the minimum and 11.8% of the maximum number of shares to be sold in this offering. Additionally, we will be issuing warrants to our organizers and stock options to our executive officers. If our organizers exercised all of their organizer and shareholder warrants, our executive officers and organizers would own shares upon exercise representing as much as 28.6% of our then existing outstanding common stock. Moreover, although the employee stock options are not immediately exercisable by their terms, upon exercise of the employee stock options granted to our executive officers, our executive officers and organizers would own shares upon exercise representing as much as 34.1% of our then existing outstanding common stock.
      Due to their significant ownership interests, our directors and executive officers will be able to exercise significant control over the management and affairs of Birmingham Bloomfield Bancshares and Bank of Birmingham. For example, our directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the shareholders. See “Selected provisions of our articles of incorporation and bylaws,” beginning on page 51.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus includes various forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information concerning future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “may increase,” “may fluctuate” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expected in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed in the section entitled “Risk Factors,” beginning on page 8. We urge you to carefully consider these factors prior to making an investment in our common stock. However, it is not possible to foresee or identify all such factors. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligation to update any forward-looking statement, or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement. The safe harbor provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, do not apply to the offering.

THE OFFERING
General
      We are offering for sale a minimum of 1,300,000 shares and a maximum of 1,800,000 shares of our common stock at a price of $10.00 per share, for an aggregate minimum price of $13,000,000 and an aggregate maximum price of $18,000,000. The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers and initial shareholders or upon the exercise of stock options that may be issued under our stock incentive plan. See “Description of Common Stock — Warrants,” beginning on page 50 and “Management — Stock incentive plan,” beginning on page 45. However, the number of shares offered does include 74,900 shares issuable to our organizers and an outside investor in repayment of $749,000 in cash advances made by them during the organizational process.
      To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts.
      In addition to any shares that you purchase in the offering, after the Bank open for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business. See “Description of Common Stock — Warrants,” beginning on page 50.
      Finally, our organizers and an outside investor are advancing to us the funds necessary to cover the expenses incurred in connection with Birmingham Bloomfield Bancshares and Bank of Birmingham, and are providing limited guarantees with respect to amounts loaned to us for these purposes. In addition, our organizers are expending substantial time and effort in connection with our organizational activities. In exchange for undertaking these obligations and to the extent permitted by the Bank’s regulators, in addition to any shareholder warrants to which they may be entitled, we intend to issue warrants to purchase an aggregate of 184,000 shares of our common stock to these persons. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that the Bank opens for business. See “Description of Common Stock — Warrants,” beginning on page 50.
Organizers’ subscriptions
      Our organizers, directors and executive officers intend to purchase an aggregate of 212,250 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 16.3% of the minimum and 11.8% of the maximum number of shares to be sold. Of this amount, a total of 74,900 shares will be issued to our organizers and one outside investor in lieu of repaying the cash advanced by each of them to fund pre-opening expenses. Our organizers, directors or executive officers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to enable us to organize the Bank. All purchases made by our organizers, directors executive officers will be made for investment purposes and not with a view to distribution.
Offering period
      The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m., Birmingham, Michigan time on March 1, 2006, whichever occurs first. At our discretion, we may extend the offering to a subsequent date that we determine at the time of the extension, but in no event beyond September 30, 2006. We also reserve the right to end the offering at any time prior to March 1, 2006 after we have received subscriptions for at least 1,300,000 shares, if we determine that the total amount of subscriptions will provide adequate capitalization for Bank of Birmingham after payment of organizational and other pre-opening expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the “expiration date.” We may, in our sole discretion, conduct multiple closings of the offering once the minimum offering amount is raised and we have received all required regulatory approvals to organize the Bank.

Acceptance of subscriptions
      We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of our banking market. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,800,000 shares. We will notify all subscribers within 10 business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds.
Escrow
      All offering proceeds received by our escrow agent, Fifth Third Bank, will be deposited in an escrow account at Fifth Third Bank The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in our common stock and has not approved, endorsed or passed upon the merits of our common stock. We will retain any interest earned on the subscription funds held in escrow to defray organizational expenses, except as provided in the following section.
Release from escrow
      Subscription proceeds will be released from escrow to us upon the occurrence of both of the following events:

•	We have accepted subscriptions and received subscription proceeds for an aggregate of at least 1,300,000 shares of common stock; and

•	We have provided the escrow agent with a certification to the effect that we have received all required regulatory approvals to open.
      We expect, but cannot assure you, that we will receive all required regulatory approvals and open for business during the first quarter of 2006. If we have not accepted subscriptions and received subscription proceeds for an aggregate of at least 1,300,000 shares of common stock by the expiration date of the offering, or if we fail to receive all required approvals to open Bank of Birmingham, then the subscription agreements will be of no further force or effect and the full amount of all subscription funds will be returned to the subscribers within 10 business days after the expiration date, with any interest earned thereon without deduction for expenses.
Plan of distribution
      We plan to market our shares by delivering a copy of the prospectus to potential investors. In addition, we intend to conduct informational meetings for prospective investors. The offering is not underwritten. Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our organizers, executive officers and directors, who will not receive any commission or other compensation in connection with these activities. We will, however, reimburse reasonable out-of-pocket expenses incurred by these persons in the offering. In addition, we may offer and sell our common stock through licensed broker-dealers in certain states where none of our organizers and directors is currently licensed under the applicable state securities laws to offer and sell our common stock and where exemptions from the licensing requirements are unavailable, or if necessary to complete the sale of our shares. Any broker-dealer that we would engage would be under no obligation to purchase or sell any specific number or dollar amount of shares. In connection with these services, we would expect to pay a fee as well as a commission to the broker-dealer. If any agent, broker-dealer or underwriter is engaged to help complete the offering, we would file a post-effective amendment naming the entity and disclosing the compensation arrangements before any additional sales can occur.
      None of our organizers who will participate in the offering, other than Messrs. Schwartz, Schwartz and Stapleton, is employed by or has, or has had within the last twelve months, a direct or indirect control relationship with a securities broker or dealer. Each performs substantial duties on our behalf that do not involve the offer or sale of securities, and none has participated in any sales of our securities for the past twelve months. Based on these factors, we are relying on the exemption from broker/ dealer registration provided under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, for the participation of these organizers in this offering on the terms described in this prospectus. Although not required under federal securities laws, certain of these officers and/or directors, and our company itself, may be required to be licensed under the blue sky laws of certain states to engage in the offering.
      Messrs. Schwartz, Schwartz and Stapleton are each “associated persons of a broker or dealer” and, accordingly, will not satisfy the non-exclusive safe harbor exemption provided under Rule 3a4-1 of the Securities Exchange Act. Accordingly, to the extent required by law, Messrs. Schwartz, Schwartz and Stapleton will participate in the offering only under the supervision of the broker-dealers with which they are associated, or to the extent that each is separately registered as a broker-dealer. None of Messrs. Schwartz, Schwartz and Stapleton, or any broker-dealer with which they are associated, will receive any commission or other compensation in connection with the offering.
      To the extent that Messrs. Schwartz, Schwartz and Stapleton participate in the offering under the supervision of the broker-dealers with which they are associated, individuals purchasing through them will effectively be purchasing through the respective broker-dealers with which they are associated. In addition, those broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, by virtue of their participation in the offering.
How to subscribe
      Each prospective investor who (together with the investor’s affiliates) desires to purchase 250 or more shares should do the following:

•	Complete, date and sign the subscription agreement that accompanies this prospectus;

•	Make a check payable to “Fifth Third Bank — Escrow Account for Bank of Birmingham” in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed; and

•	Deliver the completed subscription agreement and check as follows:

Fifth Third Bank
Escrow Account for Bank of Birmingham
1000 Towne Center, Suite 1500
Southfield, MI 48075
      WHEN YOUR SUBSCRIPTION AGREEMENT IS RECEIVED BY THE ESCROW AGENT, IT WILL BECOME BINDING AND IRREVOCABLE.
      If we are unable to sell at least 1,300,000 shares of common stock or fail to receive the required regulatory approvals on or before the expiration date, our escrow agent will promptly return all subscription funds to investors, with any interest earned thereon and without deduction for expenses. If you have any questions about the offering or how to subscribe, please call Robert E. Farr at Birmingham Bloomfield Bancshares at (248) 593-6455. His email address is rob.farr@bkofb.com. You should retain a copy of the completed subscription agreement for your records.
DETERMINATION OF OFFERING PRICE
      The offering price of our common stock was determined arbitrarily by our organizers and does not bear any relationship to our assets, book value, net worth or other recognized criteria of value, but rather the organizers considered the amount of funds necessary to initially capitalize Bank of Birmingham based upon its proposed business plan, regulatory capital requirements and the amount of capital estimated as necessary to provide operating capital and to sustain any losses that we incur during its initial years of operation. We did not retain an independent investment banking firm to assist us in establishing the offering price. The offering price does not necessarily reflect the fair market value of our common stock, and we cannot assure you that any shares that you purchase may be resold at or above the offering price.
      The exercise price of the warrants to be issued to our organizers and the outside investor in recognition of the financial risks undertaken by them in advancing the organizational and other pre-opening expenses to us was determined based on the price of the common stock offered by this prospectus. The exercise price of the warrants to be issued to our initial shareholders was determined arbitrarily by our organizers.

USE OF PROCEEDS
      We anticipate that the gross proceeds of our offering will be a minimum of $12,251,000 and a maximum of $17,251,000. This represents the proceeds from the minimum and maximum offering size, less the proceeds associated with the 74,900 shares of common stock to be issued to our organizers and an outside investor in lieu of repaying, from the proceeds of the offering, the $749,000 in cash advanced by them, which were made to enable us to fund pre-opening expenses prior to the receipt of the line of credit. The following tables summarize the anticipated use of the proceeds by Birmingham Bloomfield Bancshares and Bank of Birmingham, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.
Birmingham Bloomfield Bancshares

	Minimum Offering		Maximum Offering

Gross proceeds from offering	$12,251,000	100.0%	$17,251,000	100.0%
Repayment of pre-opening extensions of credit*	$1,101,000	9.0%	$1,101,000	6.4%
Investment in common stock of Bank of Birmingham	$11,050,000	90.2%	14,550,000	84.3%

Remaining proceeds	$100,000	0.8%	$1,600,000	9.3%

*	Represents organizational and pre-opening expenses in excess of amounts paid by cash advances from our organizers and an outside investor for which stock is being issued.
      As shown, we expect to use approximately $11.0 million to capitalize Bank of Birmingham if we sell 1,300,000 shares and approximately $14.5 million if we sell 1,800,000 shares. However, we reserve the right to retain a greater or lesser portion of the proceeds of the offering at Birmingham Bloomfield Bancshares for general corporate purposes as long as we contribute no less than $11.0 million to the Bank to fund its initial capitalization.
Bank of Birmingham
      The following table shows the anticipated use of the proceeds allocated to the Bank. These proceeds will be in the form of a capital injection from Birmingham Bloomfield Bancshares.

	Minimum Offering		Maximum Offering

Gross proceeds from offering	$11,050,000	100.0%	$14,550,000	100.0%
Furniture, fixtures and equipment	$1,050,000	9.5%	$1,050,000	7.2%
Loans to customers, investments and other general corporate purposes	$10,000,000	90.5%	13,500,000	92.8%

Remaining proceeds	$0	0%	$0	0%

Line of credit
      Fifth Third Bank has agreed to extend to us a working capital line of credit in the amount of $1.6 million. Each of our organizers and one outside investor is providing a limited guarantee with respect to the line of credit. These guarantees would be triggered in the event that we are unable to repay the advances under the line of credit. Any draws under the line of credit bear interest at prime rate (6.75% as of October 13, 2005), minus one percent, payable at maturity, with principal due at maturity on August 1, 2006. We intend to draw on the line of credit as needed to cover additional organizational expenses incurred prior to opening the Bank.
      We intend to repay the draws made under the line of credit from the proceeds of the offering. However, because we have no material operations or assets, other than those amounts advanced or loaned to us to be expended during the organizational process, we do not expect to have the ability to repay the draws under the line of credit unless we complete the offering and open for business. In the event that we are unable to sell at least 1,300,000 shares of common stock or fail to receive all regulatory approvals required to open, Fifth Third Bank would be entitled to pursue our organizers and the outside investor under the limited personal guarantees.
Organizational expenses
      We have incurred and will continue to incur, until we open for business, substantial organizational and other pre-opening expenses. Through June 30, 2005, we have incurred approximately $685,958 in organizational and other pre-opening expenses. We expect to incur approximately $1.85 million in organizational and pre-opening expenses, including offering expenses, prior to the time that we open for business. The following table sets forth the organizational and other pre-opening expenses that we expect to incur through our anticipated opening date, which is expected to be during the first quarter of 2006:

	Incurred as of
Expenses	June 30, 2005	Budget

Regulatory application fees	$5,250	$10,000
Legal and professional fees	96,965	150,000
Consulting fees and benefits (proposed management)	244,169	725,000
Consulting fees — Bankmark & Financial Marketing Services	68,990	70,000
Equipment & office supplies	3,222	5,000
Rent, utilities and maintenance expense	70,958	225,000
Travel, meals & entertainment expenses	8,359	5,000
Miscellaneous expenses	15,045	60,000

Estimated organizational expenses	$512,958	$1,250,000

Offering expenses	173,000	600,000

Organizational and pre-opening expenses	$685,958	$1,850,000

CAPITALIZATION
      The following table shows our capitalization as of June 30, 2005 and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,300,000 shares and a maximum of 1,800,000 shares of common stock in the offering, as well as the midpoint offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants to be issued to our organizers and initial shareholders, respectively, or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see “Description of Common Stock — Warrants,” beginning on page 50 and “Management — Stock incentive plan,” beginning on page 45.

		As of June 30, 2005

		Minimum	Midpoint	Maximum
Shareholders’ equity	Actual	As Adjusted	As Adjusted	As Adjusted

Common stock, no par value, 4,500,000 shares authorized; 100, 1,300,000, 1,550,000 and 1,800,000 shares, respectively, issued and outstanding as adjusted(1)	$100	$1,300,000	$1,550,000	$1,800,000
Preferred stock, no par value, 500,000 shares authorized, 0 shares issued and outstanding(1)
Additional paid-in capital(2)	900	11,100,000	13,350,000	15,600,000
Accumulated pre-opening deficit(3)(4)	(685,958)	(1,250,000)	(1,250,000)	(1,250,000)

Total shareholders’ equity	$(684,958)	$11,150,000	$13,650,000	$16,150,000

Book value per share(5)	N/A	$8.58	$8.81	$8.97

Notes to Capitalization Table

(1)	The “As Adjusted” columns reflect the effect of $600,000 in expenses incurred in connection with the offering.

(2)	The accumulated pre-opening deficit in the “Actual” column reflects organizational expenses incurred through June 30, 2005, consisting primarily of consulting fees.

(3)	The accumulated pre-opening deficit in the “As Adjusted” columns reflects the estimated organizational expenses of approximately $1,250,000. These expenses are more fully described in the section titled “Use of Proceeds — Organizational expenses,” beginning on page 18. Actual expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders’ equity.

(4)	After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $1.42 if we sell 1,300,000 shares, $1.19 if we sell 1,550,000 shares and $1.03 if we sell 1,800,000 shares, resulting from the recognition of organizational expenses and other pre-opening expenses, divided by the applicable number of shares.

DILUTION
      Net book value per share is determined at any date by subtracting our total liabilities from the total book value of our assets and dividing the difference by the number of shares of our common stock deemed to be outstanding as of that date. After giving effect to the issuance of between 1,300,000 and 1,800,000 shares of our common stock in this offering at the offering price of $10.00 per share, and after our estimated pre-opening expenses, our pro forma net book value is expected to be approximately $11.2 million, or $8.58 per share, assuming the minimum offering, or approximately $16.2 million, or $8.97 per share, assuming the maximum offering. Assuming the minimum offering, this represents an immediate decrease in pro forma net book value of $1.42 per share with respect to any shares purchased in this offering. Assuming the maximum offering, this represents an immediate decrease in pro forma net book value of $1.03 per share with respect to any shares purchased in this offering.
      The following table illustrates the per share dilution with respect to shares issued in this offering:

	Minimum	Maximum
	Offering	Offering

Offering price per share	$10.00	$10.00
Pro forma as adjusted net book value per share after the offering	8.58	8.97
Dilution per share to new investors in this offering	1.42	1.03

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND PLAN OF OPERATIONS
      Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. We were incorporated to serve as a holding company for Bank of Birmingham. To date, our main activities have been:

•	seeking, interviewing and selecting our organizers, directors and officers;

•	preparing our business plan;

•	applying for a Michigan state bank charter;

•	applying for FDIC deposit insurance;

•	researching and selecting systems and vendors;

•	developing building plans and specifications;

•	preparing an application to become a bank holding company; and

•	raising equity capital through this offering.
      To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and one outside investor, and from draws on a $1.6 million line of credit agreement with Fifth Third Bank. We intend to fund any additional organizational and other pre-opening expenses incurred before Bank of Birmingham opens for business from draws under the line of credit. Each of our organizers and the outside investor are providing a limited guarantee on amounts drawn under the line of credit. We expect to incur a total of approximately $1.85 million in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of proceeds — Organizational expenses,” beginning on page 18. In the event that we do not open, our organizers and the outside investor will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by Fifth Third Bank with respect to any funds advanced under the pre-opening line of credit.
      We have engaged Bankmark & Financial Marketing Services to assist us during the organizational process. While Bankmark offers a broad range of organizational and offering related services, its primary area of expertise relates to its assistance in the marketing and administration of the stock offering process. Consulting services provided by Bankmark in connection with organizational activities include: (i) providing guidance and support to us in connection with the selection of technology, operations, site preparation and other matters incidental to the organization of the Bank, (ii) assisting in the preparation of a pre-opening budget and (iii) providing guidance and advice regarding the chartering process. Bankmark is also providing consulting services related to the proposed offering, including: (i) assisting us in the development and implementation of its capital raising strategy; (ii) assisting us in the preparation of a data management system to facilitate and track the offering process, (iii) providing training to directors and executive officers for the purpose of optimizing the sale of our stock, (iv) providing support in the management of capital raising events, and (v) monitoring and analyzing offering event performance.
      Bankmark is also providing computer network systems for use during the organizational process as well as part-time support staff. Our agreement with Bankmark will expire 90 calendar days from the date of the final prospectus unless we agree to extend the agreement. In consideration for the consulting services provided under the Bankmark agreement, we will pay Bankmark a total of $435,000. Of this amount, we expect to allocate approximately $85,000 to the consulting services related to our organizational activities, and $350,000 to the consulting services related to our stock offering. If we extend the agreement, we will incur additional consulting fees of $35,000 per 30-day extension. Under the agreement, we are also responsible for certain expenses incurred in connection with the Bankmark agreement, such as payment for the use of computer network systems and part-time support staff, printing costs, event costs and graphic program development. These expenses are expected to run, in the aggregate, approximately $165,000.

      We have also engaged Bankmark to assist us in the preparation of our regulatory applications. Bankmark has assisted us in the preparation of our regulatory application, including preparing an economic assessment of the market area, working with our management team to develop a business plan and pro forma financial information for the application, meeting with our organizers and proposed directors to discuss their respective roles and assisting them in completing their portions of the application and preparing the complete Interagency Charter and Federal Deposit Insurance Application that was filed with the regulatory agencies. Following the filing of the application, Bankmark has assisted us in providing responses to matters related to the application raised by, and requests for additional information made by, the regulatory agencies. Under our agreement with Bankmark, we have agreed to pay the firm a consulting fee of $85,000, which amount is in addition to the fees paid to Bankmark for the marketing and consulting services described in the immediately preceding paragraph.
      We have received approval of our charter application from the Michigan OFIS and our federal deposit insurance application from the FDIC. However, we do not anticipate the commencement of banking operations until the first quarter of 2006. During the period between regulatory approval and the commencement of banking operations, we will be taking actions to satisfy the conditions to regulatory approval imposed by the Michigan OFIS and FDIC, including raising the capital necessary to open. We will also be preparing and filing an application with the Federal Reserve Bank of Chicago for prior approval to become a bank holding company. In addition, the Bank will be engaged in such activities as the build-out of its banking offices, the recruitment and training of staff, preliminary marketing, and the installation of its computer systems and operating software. We would not expect to receive final approval to open before the completion of the offering and a satisfactory pre-opening examination.
Plan of operations
      We intend to open for business from two locations. Our main office will be located at 33583 Woodward Avenue, Birmingham, Michigan 48009, which is in the southeast corner of our proposed market area. We will lease the approximately 8,300 square foot facility for our main office. The building is located on the southwest corner of Woodward Avenue and Chapin street. Woodward Avenue was the first official state highway in Michigan and is a heavily traveled, eight lane boulevard style roadway. Our main office will be located on the west side of the street, facing east. The main lobby may be accessed from the street or the rear of the building through the parking lot. We anticipate having at least two lighted outside signs that will be clearly visible from the north and east sides of the building.
      We will also lease and operate from a branch office to be located at 4135 West Maple, in Bloomfield Township, Michigan, which is approximately 5 miles west of the main office. The branch office will be housed in a 2,815 square-foot building. The branch facility is located on Maple Road, just west of Telegraph Road and adjacent to a busy shopping plaza. Telegraph road is a heavily traveled, eight-lane boulevard style state highway, and Maple Road is a well-traveled, five-lane roadway. The branch facility will have a convenient separate entrance, will be surrounded by dedicated parking, and will have signage located on the upper, most visible part of the building. We believe the branch location will give us access to both retail and commercial customers.
      Our aggregate commitments under the leases are set forth in the notes to the audited financial statements included in this prospectus. At this time, we do not intend to own any of the properties from which we will conduct banking operations. Bank of Birmingham expects to use approximately $1,050,000 of the proceeds of the offering to purchase furniture, fixtures and equipment and make leasehold improvements at the two locations. Management believes that these facilities will be adequate to meet the Bank’s initial needs. Bank of Birmingham expects to hire up to eighteen full-time equivalent employees to staff its banking offices. We do not expect that Birmingham Bloomfield Bancshares will have any employees who are not also employees of the Bank. Organizational activities are also being conducted from the location of our proposed main office.
      Bank of Birmingham will use the remainder of its capital for customer loans, investments and other general banking purposes. We believe that the minimum initial offering proceeds will enable the Bank to maintain a leverage capital ratio, which is a measure of core capital to average total assets, in excess of 8% for the first three years of operations as required by the FDIC. See “Supervision and Regulation” beginning on page 53. Accordingly, we do not anticipate raising additional capital during the 12-month period following the offering. However, we cannot assure you that we will not need to raise additional capital within the next three years or over the next 12-month period.
      We have not fully developed the products and services that the Bank will initially offer its customers and do anticipate engaging in additional product research and development during the 12-month period following the offering. For more information regarding its products and services, please see “Proposed Business — Business strategy” on page 27. For more information regarding our use of offering proceeds, please see “Use of Proceeds” beginning on page 18.
Financial results
      Through June 30, 2005, our net loss was $685,958. We expect to incur a net loss of approximately $850,000, through the anticipated opening date of Bank of Birmingham, which is expected to occur during the first quarter of 2006, attributable to the organizational expenses described in the section titled “Use of Proceeds — Organizational expenses,” beginning on page 19. In addition, we expect to incur offering expenses in the amount of approximately $600,000. These expenses consist of filing fees with the Securities and Exchange Commission, blue sky fees, legal and accounting expenses associated with the offering, marketing expenses related to the offering and other expenses directly attributable to the stock offering. Consistent with generally accepted accounting principles, these expenses will be charged against paid-in capital if we raise at least the minimum subscription amount and open the Bank, or will be expensed in the event that we do not.
Other accounting matters
      In December 2004, the Financial Accounting Standards Board (FASB) published FASB Statement No. 123 (revised 2004), “Share-Based Payment” (FAS 123(R)). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.
      FAS 123(R) is effective at the beginning of fiscal 2006. As of the effective date, we will apply the Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized for (1) all awards granted after the required effective date and to awards modified, cancelled, or repurchased after that date and (2) the portion of prior awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated for pro forma disclosures under SFAS 123.
      The impact of this Statement on us in 2005 and beyond will depend upon various factors, among them being our future compensation strategy.
Interest rate sensitivity and liquidity
      Since we have been in the organizational stage, we have no results of operations to present at this time. When Bank of Birmingham begins operations, net interest income, the Bank’s expected primary source of earnings, will fluctuate with significant interest rate movements. Our profitability will depend substantially on the Bank’s net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease its net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While management intends to take measures to minimize the effect that changes in interest rates will have on the Bank’s net interest income and profitability, these measures may not be effective. To lessen the impact of these fluctuations, the Bank intends to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

      Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or “gap,” is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. The Bank will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize its overall interest rate risk. Bank of Birmingham will regularly evaluate the balance sheet’s asset mix in terms of several variables: yield, credit quality, appropriate funding sources and liquidity.
      To effectively manage the balance sheet’s liability mix, management plans to focus on expanding the Bank’s deposit base and converting assets to cash as necessary. As the Bank continues to grow, management will continuously structure the Bank’s rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. The Bank’s investment/asset and liability committee will meet regularly to develop a strategy for the upcoming period.
      Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. Bank of Birmingham can obtain these funds by converting assets to cash or by attracting new deposits. The Bank’s ability to maintain and increase deposits will serve as its primary source of liquidity.
      To date, our primary source of liquidity to meet current obligations has been direct cash advances from our organizers. As of June 30, 2005, we had cash on hand of approximately $59,776. We have also entered into a $1.6 million line of credit agreement with Fifth Third Bank to enable us to fund any additional organizational and other pre-opening expenses incurred before the Bank opens for business. We believe that the line of credit will be adequate to enable us to meet the obligations that we expect to incur prior to the time that the Bank opens for business.
      Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

PROPOSED BUSINESS
Background
      Birmingham Bloomfield Bancshares. We incorporated Birmingham Bloomfield Bancshares, Inc. (formerly Birmingham Bloomfield Bancorp, Inc.) as a Michigan corporation on February 26, 2004 to serve as a bank holding company for Bank of Birmingham. We expect to utilize at least $11.05 million to capitalize Bank of Birmingham if we sell 1,300,000 shares and at least $14.55 million to capitalize the Bank if we sell 1,800,000 shares. Initially, we will have no material business operations other than owning and managing the Bank.
      As part of our organizational activities, we intend to file an application with the Federal Reserve to become a bank holding company. We have chosen a holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist the Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to the Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which the Bank would be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See “Supervision and Regulation — Birmingham Bloomfield Bancshares,” beginning on page 53.
      Bank of Birmingham. On April 8, 2005, we filed an application with the Michigan OFIS to organize as a Michigan state bank and with the FDIC for federal deposit insurance. We have received approval of each of these applications. In order to receive a license to begin business, we will be required to satisfy the conditions to the approvals, which include: (1) raising capital of at least $12.5 million, and (2) implementing appropriate banking policies and procedures. We expect to receive all necessary final regulatory approvals and begin our banking operations during the first quarter of 2006.
Market opportunities
      Primary service areas. Bank of Birmingham’s primary service area will be Oakland County generally, and specifically the cities of Birmingham, Beverly Hills, Franklin, Bingham Farms, Bloomfield, and Bloomfield Hills specifically. The Bank intends to serve this market from two locations. Its main office will be located at 33583 Woodward Avenue, Birmingham, Michigan, and it will also have a full-service branch office at 4135 West Maple, Bloomfield Township, Michigan. The Birmingham banking office will have a greater focus on consumer banking products and services. We believe that Bank of Birmingham will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service areas. Compared with other economically less fortunate areas of the country, Oakland County has a vibrant economy and a stable population and is one of the most affluent counties in the country. From a wealth accumulation standpoint, the Bank’s specific target market compares favorably with any affluent area in the country. This situation continues to create opportunities for new businesses, including financial service providers such as the Bank, who wish to serve this affluent and expanding market. We believe that the Oakland County community will enthusiastically welcome and support a new locally-owned and operated commercial bank.
      Local economy. We believe that the Bank’s proposed banking market represents a unique market with a diversified and stable customer base. We also believe that the primary service areas present an environment that will support the Bank’s formation and growth. As a community bank, Bank of Birmingham will be designed to serve the needs of the residents, small- to medium-sized businesses and professionals within this thriving economy.
      Birmingham and Bloomfield are each located in Oakland County, which is one of the three counties that make up Southeastern Michigan. Oakland County, which lies northwest of Wayne County (where Detroit is located) and directly west of Macomb County, is the most affluent of the three counties and one of the wealthiest counties in per capita income in the United States.
      According to data compiled by the United States Census and ESRI Business Information Systems, personal and family income figures in the Bank’s proposed primary service areas have grown steadily over the past five years. In 2004, median household income in the Birmingham/ Bloomfield market area was $107,968 as compared with $99,677 for 2000, which represents an increase of more than 8%. In Oakland County, there has not been a large amount of residential development in recent years, which has kept the population very stable. It has also made variables such as, families growing up and children leaving home, appear more noticeable than in other, fast developing, areas. Despite this, the area, with its open space, established schools, and favorable lifestyle, attracts many younger families and individuals who purchase the homes of those people who seek other places to retire or move for other employment opportunities. These new residents are increasingly more educated and more diversified in business and professional skills. As they move to Oakland County, they bring with them increased earning capacities and unique banking needs. With plans for development and the roll-over of families in existing homes, there is a great opportunity for a new commercial bank to attract customers by providing specialized service for their unique banking needs.
      Competition. The market for financial services is rapidly changing and intensely competitive and is likely to become more competitive as the number and types of market entrants increase. Bank of Birmingham will compete in both lending and attracting funds with other commercial banks, savings and loan associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than the Bank.
      According to information disclosed on the FDIC’s website (www.fdic.gov), as of June 30, 2004, financial institutions in northern Oakland County, where the main office will be located, held approximately $3.5 billion in total deposits. Most of the deposits held in financial institutions in our primary banking market are attributable to branch offices of out-of-state banks. We believe that banks headquartered outside of our primary service areas often lack the consistency of local leadership necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe that Bank of Birmingham will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs. We believe that the Bank can compete effectively with larger and more established banks through an active business development plan and by offering local access, competitive products and services and more responsive customer service.
      Deposit growth. Deposits at financial institutions in the market have also grown over the past five years. According to FDIC statistics, between June of 1999 and June of 2004 deposits grew at a compound annual rate of approximately 36% in northern Oakland County. While we cannot be certain, we expect this trend to continue as the population and income figures in the service areas grow.
Business strategy
      Management philosophy. Bank of Birmingham will be a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. Its primary focus will be on local businesses, professionals and individuals to whom quality banking service is a critical, but lacking, element in their current banking relationships. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the Bank from its competitors. To this end, the Bank will endeavor to hire the most qualified and experienced people in the market who share the Bank’s commitment to customer service. We believe that this is an opportunity for a locally-owned and locally-managed community bank to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. Accordingly, the Bank will implement the following operating and growth strategies.

      Operating strategy. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop the Bank’s image as a local bank with a community focus, Bank of Birmingham will employ the following operating strategies:

•	Experienced senior management. The Bank’s proposed senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in our primary service areas. For example, the proposed President and Chief Executive Officer, Robert Farr, has over twenty-five years of banking experience. Richard Miller, the proposed Executive Vice President and Chief Financial Officer, has more than twenty years of banking experience. Jeffrey S. Bonk, the proposed Executive Vice President and Director of Sales and Marketing, has more than twenty-five years of banking experience. Lance Krajacic, Jr., the proposed Executive Vice President and Chief Lending Officer, has more than twenty-two years of banking experience.

•	Quality employees. Bank of Birmingham will strive to hire highly trained and seasoned staff. The Bank plans to train its staff to answer questions about all of the Bank’s products and services so that the first employee the customer encounters can resolve any questions the customer may have.

•	Community-oriented board of directors. All of the Bank’s proposed directors are either experienced bankers or local business and community leaders. Many of its directors are residents of our primary service areas, and most have significant business ties to the Bank’s primary service areas, enabling them to be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide variety of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to Bank of Birmingham.

•	Highly visible site. The main office is highly visible and located in close proximity to major traffic arteries. The main office location will be located at 33583 Woodward Avenue, Birmingham, Michigan in an area that will provide easy access to potential banking customers traveling in the Birmingham area. The Bank will also operate another full-service banking office at 4135 West Maple, Bloomfield Township, Michigan, to serve the expanding Bloomfield area. We believe that these sites will give the Bank a highly visible presence in a market that is dominated by branch offices of banks headquartered out of the area. We believe this will enhance the Bank’s image as a strong competitor.

•	Individual customer focus. Bank of Birmingham will focus on providing individual service and attention to our target customers, which include local businesses, professionals and individuals. As the employees, officers and directors become familiar with the Bank’s customers on an individual basis, the Bank will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer. The Bank’s products and services will be delivered personally though two full-service offices and supported by effective technical and non-technical service delivery systems. Clients will enjoy the convenience of on-site visits by the Bank’s business relationship managers, a courier service for non- cash deposits and business consultation services.

•	Financial and information center. Bank of Birmingham plans to serve as a financial and information center for the community, and will assemble and sponsor professionals to conduct seminars and workshops on a variety of subjects of interest to assist members of our community in developing or enhancing their personal and professional effectiveness. The Bank also plans to sponsor periodic luncheons that will bring clients and prospects of complimentary industries together to network and discuss common business interests.

•	Marketing and advertising. The Bank has engaged an experienced Director of Sales and Marketing, who will provide leadership, direction and guidance to the sales operation of the Bank. The Director of Sales and Marketing will research, develop and implement strategies for profitability and operating efficiency within the Bank’s distribution of loan and deposit products.

      Growth strategies. Because we believe that the growth and expansion of the Bank’s operations will be significant factors in our success, Bank of Birmingham plans to implement the following growth strategies:

•	Capitalize on community orientation. We plan to capitalize on the Bank’s position as an independent, locally-owned community bank to attract individuals, professionals and local business customers that may be underserved by larger banking institutions in our market area.

•	Emphasize local decision-making. The Bank will emphasize local decision-making by experienced bankers. This will help the Bank attract local businesses and service-minded customers.

•	Attract experienced lending officers. Bank of Birmingham will seek to hire experienced, well-trained lending officers capable of soliciting loan business immediately. By hiring experienced lending officers, the Bank will be able to grow much more rapidly than it would if it hired inexperienced lending officers.

•	Offer fee-generating products and services. The Bank’s range of services, pricing strategies, interest rates paid and charged and hours of operation will be structured to attract its target customers and increase its market share. Bank of Birmingham will strive to offer the small business person, professional, entrepreneur and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.
Lending services
      Lending policy. The Bank will offer a full range of lending products, including commercial loans to small- to medium-sized businesses, professionals, and consumer loans to individuals. The Bank understands that it will be competing for these loans with competitors who are well established in its primary market area and have greater resources and lending limits. As a result, Bank of Birmingham may initially have to offer more flexible pricing and terms to attract borrowers. We feel a quick response to credit requests will provide the Bank a competitive advantage.
      The Bank’s loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer’s lending authority, an officer with a higher lending limit or the Bank’s loan committee will determine whether to approve the loan request. The Bank will not make any loans to any of its directors or executive officers unless the board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.
      Lending limits. The Bank’s lending activities will be subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the Bank. In general, however, the Bank will be able to loan any one borrower a maximum amount equal to either:

•	15% of the Bank’s capital and surplus; or

•	upon a 2/3 vote of the Bank’s board of directors, 25% of its capital and surplus.
These legal limits will increase or decrease as our capital increases or decreases as a result of its earnings or losses, among other reasons.
      Credit risks. The principal economic risk associated with each category of loans that the Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower’s ability to repay include inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees. The well-established financial institutions in our primary service areas are likely to make proportionately more loans to medium- to large-sized businesses than we will make. Many of the Bank’s anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

      Real estate loans. Bank of Birmingham will make commercial real estate loans, construction and development loans and residential real estate loans. The following is a description of each of the major categories of real estate loans that the Bank expects to make and the anticipated risks associated with each class of loan.

•	Commercial real estate. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 12 months. Bank of Birmingham will generally charge an origination fee for its services. The Bank generally will require personal guarantees from the principal owners of the property supported by a review by Bank management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. The Bank will limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

•	Construction and development loans. Bank of Birmingham will consider making owner-occupied construction loans with a pre-approved take-out loan. The Bank will also consider construction and development loans on a pre-sold basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed industry standards. Speculative loans will be based on the borrower’s financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

•	Residential real estate. The Bank’s residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one-to-four family residences. The Bank expects that any long-term fixed rate mortgages will be underwritten for resale to the secondary market. It will offer primarily adjustable rate mortgages. The majority of fixed rate loans will be sold in the secondary mortgage market. All loans will be made in accordance with our appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%, unless the borrower has private mortgage insurance. The Bank expects that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.
      Commercial loans. Bank of Birmingham expects that loans for commercial purposes in various lines of businesses will be one of the components of the Bank’s loan portfolio. The target commercial loan market will be retail establishments and small- to medium-sized businesses. The terms of these loans will vary by purpose and by type of underlying collateral, if any. The commercial loans will primarily be underwritten on the basis of the borrower’s ability to service the loan from income. The Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.
      Consumer loans. Bank of Birmingham will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity lines of credit. The amortization of second mortgages will generally not exceed 15 years and the rates will generally not be fixed for over 12 months. Repayment of consumer loans depends upon the borrower’s financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. The loan officer will review the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks and finance companies in the Bank’s market.
      Composition of portfolio. The following table sets forth management’s estimate of the percentage composition of the Bank’s loan portfolio during its first three years of business.

Percentage

Commercial real estate	45.5%
Home equity	20.0
Commercial	19.5
Residential real estate	8.0
Construction	4.0
Consumer	3.0

Total	100%

Investments
      In addition to loans, Bank of Birmingham will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The asset-liability management committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to the Bank’s policy as set by its board of directors.
Asset and liability management
      The asset-liability management committee will oversee the Bank’s assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that the Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.
Deposit services
      Bank of Birmingham will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, NOW accounts, a variety of certificates of deposit and individual retirement accounts. The Bank intends initially to leverage our initial shareholder base, which is expected to be comprised primarily of residents of the Bank’s primary service areas, into a source of core deposits. In addition, the Bank will implement an aggressive marketing program in its primary service areas and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, the Bank’s primary service areas. Bank of Birmingham plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

Other banking services
      Other anticipated banking services include cashier’s checks, travelers’ checks, direct deposit of payroll and Social Security checks, night depository, bank-by-mail, Internet banking, automated teller machine cards and debit cards. The Bank plans to become associated with one or more nationwide networks of automated teller machines that its customers will be able to use throughout Michigan and other regions. The Bank also plans to offer credit card and merchant card services through a correspondent as an agent for the Bank. It also may offer expanded financial services, such as insurance, financial planning, investment and trust services; in each case, if offered, we would expect initially that the Bank would do so through strategic partners. The Bank does not plan to exercise trust powers and may do so in the future only with prior regulatory approval.
Employees
      The Bank’s success will depend, in part, on its ability to attract, retain and motivate highly qualified management and other personnel, for whom competition is intense. We expect that Bank of Birmingham will begin operations with eighteen full-time equivalent employees. We do not expect that Birmingham Bloomfield Bancshares will have any employees who are not also employees of the Bank.

MANAGEMENT
General
      Our bylaws provide that the board of directors shall consist of not less than one, the exact number to be determined from time to time by the board. At incorporation, Robert Farr served as the sole director of Birmingham Bloomfield Bancshares. Since that time, the board has been increased to sixteen persons and the persons set forth in the table included on page 3 were appointed as directors of Birmingham Bloomfield Bancshares to fill the vacancies created by the increase in directorships. The current slate of directors will hold office until the first annual meeting of our shareholders and until their respective successors are chosen and qualify. Thereafter, directors will be elected each year at our annual meeting. Our executive officers are elected by our board of directors and hold office at the board’s discretion.
      The proposed bylaws of Bank of Birmingham provide that the board of directors shall consist of not less than five nor more than twenty-five persons, the exact number to be determined from time to time by the board. The Bank’s initial articles of incorporation provide for a board of directors composed of eighteen persons. Each of the directors of Birmingham Bloomfield Bancshares is also a proposed director of the Bank. Upon the approval of the Michigan OFIS, each of its proposed directors will serve until the first annual meeting of the shareholders of the Bank and until their respective successors are chosen and qualify. Thereafter, directors will be elected by Birmingham Bloomfield Bancshares, as sole shareholder of the Bank. The executive officers of Bank of Birmingham are elected by the board of directors of the Bank and hold office at the board’s discretion.
Background of Organizers, Directors and Executive Officers
      The following is a biographical summary of each of the organizers, directors and executive officers of Birmingham Bloomfield Bancshares and Bank of Birmingham:
      Donald J. Abood. Mr. Abood is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Abood has approximately 25 years of business experience and currently serves as President of Donald Abood Inc., a local business focused on real estate development. He also operates Done-Rite Auto Wash and is a member of the Michigan Carwash Association and the Michigan Business and Professional Association. Mr. Abood is a graduate of Southfield-Lathrup High School and Oakland Community College, where he earned an Associates degree in liberal arts. He also attended Oakland University before leaving to run his family’s business. Mr. Abood is actively involved in the community and has coached various church and community, baseball and football teams over the past six years. The organizers believe that Mr. Abood’s business experience and community involvement with enable him to make a real contribution to the board of directors.
      William R. Aikens. Mr. Aikens is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Aikens was actively engaged in the practice of law for approximately 20 years and specialized in small business, tax and estate planning. He began his legal career in 1961 with Dewey, Ballantine, Bushby, Palmer & Wood, a large New York City law firm, specializing in corporate and business law. He returned to Detroit in 1963 where he joined the firm of Wunsh, Aikens and Hall. Over his career as a practicing lawyer, he was instrumental in the incorporation of approximately 50 professional practices throughout the state of Michigan and spoke at a number of professional seminars on the subject. After retiring from active practice of law, Mr. Aikens served as President and Chairman of Dott Manufacturing Company and Standard Mirror Company for 9 years. He currently serves as Chairman and principal owner of the Spartan group of companies. Mr. Aikens is a graduate of Princeton University where he earned a Bachelor of Science degree in mechanical engineering and of Harvard Law School. After graduating from Princeton, he served two years on active duty in the United States Marine Corps. In addition to Mr. Aikens’ professional and business affiliations, he is also actively involved in the community. He is a Governor and has served as Vice Chairman of the Board of Governors of the Cranbrook Academy of Art. He is also a Partner in the Cornerstone Schools program. Mr. Aikens was born in Birmingham, Michigan, is a graduate of Birmingham’s Baldwin High School and has lived in the Birmingham/Bloomfield area most of his life. The organizers believe that Mr. Aikens’ broad experience in small business, law and real estate development will enable him to make a significant contribution to the Bank’s success.
      John G. Berghoefer. Mr. Berghoefer is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Berghoefer is the General Sales Manager of Avis Ford Inc. in Southfield, Michigan, a position he has held for the past six years. He has more than twenty years of business experience in the automobile industry, with approximately twelve years experience as an automotive finance manager. He is a graduate of Avondale High School and attended Western Michigan University. The organizers believe that Mr. Berghoefer will benefit the Bank with his experience in auto sales, finance and sound business understanding.
      Jeffrey S. Bonk. Mr. Bonk is the proposed Executive Vice President and Director of Sales & Marketing of the Bank. He has been involved in community banking for more than 25 years. From 2003 through 2005, Mr. Bonk served as a Vice President and Senior Relationship Manager in the Private Financial Group of The Huntington National Bank. Before joining The Huntington National Bank, he served for four years as Vice President in Private Banking at Fifth Third Bank (and its predecessor Old Kent Bank). Mr. Bonk began his banking career with Michigan National Bank in 1979 and served in numerous capacities over his twenty year career at the bank, including Branch Manager, Branch Sales Manager, Retail Hub Manager, Southfield Market Manager, Vice President — Personal Financial Services Manager and Director of Premium Financial Services. Mr. Bonk is a graduate of Denison University, where he earned his Bachelor of Arts degree, and the Consumer Bankers Association Graduate School of Retail Bank Management at the University of Virginia. The organizers believe that Mr. Bonk’s experience in developing banking relationships and promoting banking products will be an asset to the senior management team.
      Jane L. Brodsky. Ms. Brodsky is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Ms. Brodsky is a partner with Brodsky & Associates, CPA, where she has worked for twenty years. She has been licensed as a certified public accountant for approximately 22 years. She is a summa cum laude graduate of the Lawrence Institute of Technology, where she earned a Bachelor of Science degree. In addition to her professional affiliations, as a life-long Michigan resident, she has been actively involved in the community schools and has coached many of her three daughters’ sports teams. The organizers believe that Mrs. Brodsky’s knowledge of many industries, technology, along with a diverse client base will benefit the Bank by bringing investors, depositors, and future loan customers to the Bank.
      John J. Byrne. Mr. Byrne is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Byrne was born in Southfield, Michigan, raised in West Bloomfield, Michigan and is currently employed as President of the Rotor Group, a business consulting firm located in Birmingham, MI. He is a summa cum laude graduate of Oakland Community College, where he earned an Associates of Applied Science degree in criminal justice, and a summa cum laude graduate of Northwood University, where he earned a Bachelor of Business Administration degree in management. He is veteran of the United States Army, where he served for six years as an aviator and was commissioned as a Chief Warrant Officer with assignments to various posts around the world. His military service included assignments as Section Leader and Deputy Installation Commander, which allowed him to manage millions of dollars worth of military property and real property, as well as payroll and security/ medical clearances for military and foreign national personnel. Subsequent to active military duty, Mr. Byrne continued his public service as a police officer for the City and County of Denver, Colorado and as a member of the Michigan State Police from 1993 to 2005. Mr. Byrne resides in Birmingham with his wife and four children. The organizers believe that Mr. Byrne will benefit the Bank through his experience with banking industry security professionals and his diversified base of contacts with local business owners.
      Harry Cendrowski. Mr. Cendrowski is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Cendrowski is licensed as a certified public accountant and is a partner in Cendrowski Selecky, P.C., a local tax and consulting firm that he formed in 1983 and that serves the real estate community both locally and nationwide. Before organizing the firm, he served for approximately seven years with Deloitte & Touche (formerly Touche Ross), where he specialized in auditing and taxation of the banking industry. In addition to being licensed as a certified public accountant, he is a Certified Fraud

Examiner (C.F.E.), a Certified Valuation Analyst (C.V.A.), and a Certified Fraud Deterrence Analyst (C.F.D.). His most recent joint venture, Cendrowski Corporate Advisors, counsels business officers and boards of directors on fraud deterrence and corporate governance. Mr. Cendrowski is a graduate of the University of Detroit, where he earned a Bachelor of Business Administration degree in accounting. He is an appointed member of the Board of Directors of Alma College where he chairs the Audit Committee, the Birmingham Country Club where he serves as a member of the Finance Committee, and the Detroit Athletic Club where he is a member of the Strategic Planning Committee. He is also involved with the Michigan Association of Certified Public Accountants, where he is a member of the Executive Task Force, The Fraud Awareness Task Force and the Litigation Services Task Force. A life-long Michigan resident, the organizers believe that Mr. Cendrowski’s wealth of business experience and local prominence will bring valuable insight and guidance to the Bank.
      Donald E. Copus. Mr. Copus is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Copus is the Chief Financial Officer of Magna Services Group, Ltd., a position that he has held for ten years. Magna Services Group, Ltd. was formed by Mr. Copus in 1995 following the merger of Hungry Howie’s Pizza, a franchise store organized by Mr. Copus in 1990, and another franchisee. He is also licensed as a certified public accountant and is a member of the American Institute of Certified Public Accountants (AICPA). He is a graduate of Indiana University, where he earned a Bachelor of Arts degree in business, with a major in accounting and a minor in mathematics. Mr. Copus has resided in Pleasant Ridge, Michigan for more than twenty years. The organizers believe that his leadership and knowledge of business and finance will benefit the Bank.
      Michael T. Cromwell. Mr. Cromwell is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Cromwell is President and CEO of Cromwell Communications Corporation, a graphics design firm he founded in 1975. Mr Cromwell is the Executive Vice President and a founding partner in Stanley Thomas Associates, a specialty printing and advertising specialties company he started in 1994. In addition, from 1983 to 1999, Mr. Cromwell taught Advanced Graphic Design and Environmental Graphics at The Center For Creative Studies (CCS) in Detroit. A Detroit native, Mr. Cromwell attended Western Michigan University and The Art School of the Detroit Society of Arts and Crafts. The organizers believe that Mr. Cromwell’s entrepreneurial business experience as well as his expertise in naming, branding, marketing and advertising will be an important benefit to the start up efforts of this Bank.
      Kevin Dillon. Mr. Dillon is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Dillon is an Associate Partner with Hendricks & Partner, a firm specializing in the multifamily investment real estate advisory, brokerage, consulting, and investment banking industry, where he has served since 2003. Prior to that time, he served for eighteen years with the Dietz Organization in the investment real estate industry. The Dietz Organization merged with Hendricks & Partners in 2003. A Detroit native, Mr. Dillon attended Brother Rice High School, and pursued a degree in Marketing and Finance at Northwood University. He currently lives in Bloomfield Hills, and is an active member of the community. He also has been involved in the ownership, development, and management of investment properties. With almost twenty years experience in the investment real estate industry, the organizers believe that Mr. Dillon’s business and real estate experience will be a great benefit to the Bank.
      Len Dillon. Mr. Dillon is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Dillon has been actively engaged in the commercial real estate lending business with Woodward-Birmingham Financial Group, one of Southeast Michigan’s largest commercial real estate firms, or its predecessor by merger, Birmingham Financial, since 1989. He began his business career in 1984 as a commercial real estate broker with the Dietz Organization. Mr. Dillon is a graduate of Brother Rice High School and attended Western Michigan University and Northwood University where he studied business and accounting. He has lived in the Detroit metropolitan area all of his adult life and currently resides in Bloomfield Hills with his wife and child. The organizers believe that Mr. Dillon’s extensive background in marketing and finance will allow him to make a significant contribution to the Bank.
      John M. Farr. Mr. Farr is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Farr is retired from the business of banking. He began his banking career at Birmingham

National Bank in 1960, where he held a number of positions. After the bank was acquired by Detroit Bank & Trust, Mr. Farr joined the State Savings Bank of Fenton in 1973 as President, serving in that capacity until his retirement in 1987. Mr. Farr also served as a director of the Commercial and Savings Bank of St. Clair for more than thirty years until it was acquired in 1997 by Old Kent Bank. Mr. Farr is a veteran of the United States Navy, where he served during World War II. He is a graduate of Washington University where he earned a Bachelor of Science degree in business administration. The organizers believe that Mr. Farr’s extensive community banking experience will benefit the Bank.
      Robert E. Farr. Mr. Farr is a director and organizer and the President and Chief Executive Officer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Farr is the proposed President and Chief Executive Officer of the Bank. He has been actively engaged in the business of banking for more than 25 years, 20 years of which have been in the Birmingham/ Bloomfield market. Mr. Farr most recently served as Regional Director of Private Banking (Michigan) for TCF Bank from 2001 to 2003 until leaving to organize Bank of Birmingham. Before joining TCF Bank, he served from 1997-2000 as the Regional Director of Private Banking (Eastern Michigan) and as a senior lender for Fifth Third Bank (formerly Old Kent Bank). He began his banking career in 1978 at Michigan National Bank of Detroit as a loan officer and credit analyst and has also held officer level positions at National Bank of Detroit, Metrobank, Comerica Bank and Michigan National Bank. A Michigan native, Mr. Farr is a graduate of Michigan State University where he earned a Bachelor of Science degree in business. He is also actively involved in the community. The organizers believe that Mr. Farr’s banking experience in the Bank’s proposed market area, his record on developing building and managing banking relationships and his leadership skills will be a strong asset to the Bank as he leads the management team.
      Charles Kaye. Mr. Kaye is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Kaye has been actively engaged in the accounting profession, and has been licensed as a certified public accountant, for more than fifty years. He has 42 years of experience as a self-employed accountant and has served approximately ten years with Boyes, Wright, Pittman and Co., P.C., with whom he merged his practice. Mr. Kaye is a veteran of the United States Armed Forces, having served during World War II. A Detroit native, he holds a Bachelor of Arts degree from Wayne State University. The organizers believe that Mr. Kaye’s accounting background will allow him to make a significant contribution to the Bank, including as a member of the Bank’s Audit Committee.
      Lance N. Krajacic, Jr. Mr. Krajacic is the proposed Executive Vice President and Chief Lending Officer of Bank of Birmingham. He has been involved in community banking for more than 22 years and has more than 12 years of management experience in commercial lending. Since 1995, he has been with TCF Bank, where he served as Senior Vice President and heads the Business Financial Services Group, which is responsible for small business lending, cash management and investment services in the State of Michigan. Prior to joining TCF Bank, he spent four years at Great Lakes Bancorp, where he headed the commercial loan division, and nine years at Michigan National Bank, where he managed a $40 million commercial loan portfolio. He is a graduate of Knox College, where he earned a Bachelor of Arts degree in international relations. In addition to his business affiliations, he serves as an advisory director and the Volunteer Development Chair of the March of Dimes for the State of Michigan. He has also been actively involved with the Boy Scouts of America and Our Lady Queen of Martyrs Dad’s Club and Parent Association. The organizers believe that Mr. Krajacic’s banking relationships and lending experience will be an asset to the Bank as it seeks to attract and develop lending relationships.
      Ralph E. Miesel. Mr. Miesel is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. He has been actively involved in residential property development in the Bloomfield Township market for the past ten years. He began his business career at The Miesel Company, where he served until it was acquired by the Sysco Corporation in 1972. After the merger, Mr. Miesel remained at Sysco Corporation, where he was later named President and Chief Operating Officer of the Miesel/ Sysco division in 1980. He became Chief Executive Officer of the division in 1981 and served in that capacity until he left the company in 1992 to pursue other interests. Thereafter, Mr. Miesel relocated to Atlanta, Georgia in 1994 to open Pet Supplies Plus, a retail discount store with locations in both Tennessee and Georgia. In addition to his business affiliations, Mr. Miesel has been actively involved with community organizations. He has served on the boards of directors of the Gleaners Community Food Bank, Food Industry Council a division of the Greater Detroit Chamber of Commerce, the Detroit Metropolitan Convention Bureau, Orchestra Hall, Michigan Restaurant Association and the International Food Service Executive Association. Mr. Miesel is a Detroit native and is a graduate of Western Michigan University, where he earned a Bachelor of Science degree in business administration. The organizers believe that Mr. Miesel’s broad experience in both large and small business operations will enable him to make significant contributions to the success of the Bank.
      Richard J. Miller. Mr. Miller is an organizer and director of Birmingham Bloomfield Bancshares and Bank of Birmingham and the proposed Executive Vice President and Chief Financial Officer of Bank of Birmingham. He has been involved in community banking for almost 25 years, 20 years of which have been in the Detroit area. Before joining the proposed senior management team, Mr. Miller served for four years as a senior consultant in the Financial Institutions Group of Plante & Moran, PLLC, where he managed internal audit services for eight banking clients, managed loan review engagements for clients in Michigan, Ohio and Indiana; performed asset/liability validations and consulting for clients in Michigan, Ohio and Indiana, managed Securities and Exchange Commission registrations, developed and revised banking policies and procedures and provided consulting services for de novo financial institutions and organizing groups. Mr. Miller began his banking career in 1979 with East Lansing State Bank and, thereafter, with First of America Bank, before joining First National Bank Corp., Mount Clemens, where he served for approximately eleven years. At First National Bank Corp., he served as Corporate Treasurer and Chief Financial Officer and was responsible for managing the bank’s accounting and finance functions, including its $100 million investment portfolio, budgeting process, SEC reporting and operating areas. He left First National Bank Corp., after its merger with Old Kent Financial Corp., to organize Community Central Bank, a de novo Michigan state bank. He served as President and Chief Operating Officer of Community Central Bank from 1996 to 1999, overseeing the day-to-day operations associated with the bank’s growth to $200 million in assets in less than three years. He has also served as Vice President of Bingham Financial Services and Chief Financial Officer of EcsWeb Incorporated. He attended Brother Rice High School and is a graduate of Eastern Michigan University, where he earned a Bachelor of Business Administration degree in accounting. He has also been actively involved in the communities in which he has lived, serving as a director of the Macomb Y.M.C.A. for eleven years, as a director of Macomb Care House for two years and as director and treasurer of Metro Macomb Productions for seven years. The organizers believe that Mr. Miller’s experience with de novo banks, his extensive background in bank finance and operations and his leadership track record will be a strong asset to the Bank’s senior management team.
      J. Martin Nagle. Mr. Nagle is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. He has served as the Director of Engineering of Nagle Industries, a business founded by his family and sold to Leggett & Platt, Inc., in 1999, where it now operates as part of the Leggett & Platt Automotive Group. Before becoming Director of Engineering, he served for four years as Plant Manager of Nagle Industries. Mr. Nagle is also a 25% owner, with his brothers, of M&N Plastics, Inc., a plastic injection molding company. He is a graduate of Marquette University, where he earned a Bachelor of Science degree in business administration, and a summa cum laude graduate of Lawrence Technological University, where he earned his mechanical engineering degree. A Michigan native, he has lived in Royal Oak, Michigan for fifteen years. The organizers believe that Mr. Nagle’s knowledge of and experience with both small and large companies, along with very deep roots within the local community, will be beneficial to the development of a strong bank.
      Dr. Joseph Nemeth. Dr. Nemeth is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. He has been a practicing dentist for more than thirty years. A Detroit native, he holds a Doctorate of Dental Science from the University of Michigan and completed two years of graduate study in periodontics at New York University. The organizers believe that Dr. Nemeth’s business experience and contact base will benefit the Bank.
      Daniel P. O’Donnell. Mr. O’Donnell is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. He is a principal and owner of Professional Furniture Services, a furniture restoration business located in Mount Clemens, Michigan. In addition, he is actively involved in the local business that renovates commercial properties in Royal Oak, Michigan. He attended Michigan State

University and worked as a legislative assistant in the Michigan House of Representatives for several years following graduation. In addition, he has business experience in the restaurant and hospitality industries. A Michigan native, Mr. O’Donnell lives in Beverly Hills with his wife and three children. The organizers believe that his experience as a business owner with a particular focus on sales and marketing will allow him to contribute as a director and as a member of the Executive Committee of the Bank.
      Charles T. Pryde. Mr. Pryde is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. Mr. Pryde is a member of the Governmental Affairs Staff of Ford Motor Company, where he is responsible for managing the company’s relationships with states and cities throughout the United States. Along with his responsibilities at Ford Motor Company, he also serves on the executive committee of the Michigan League of Human Services, and on the board of directors of the Automation Alley of Oakland County Michigan and the All Saints Community Center in Detroit, Michigan. Before joining the Governmental Affairs Staff, he held a variety of management positions in Governmental Affairs, including Local Government Affairs, International Strategy and Trade, and Public Policy. Mr. Pryde is a graduate of Michigan State University, where he earned a Bachelor of Arts degree in history and political science, and of Harvard University’s John F. Kennedy School of Government, where he earned a Master of Public Administration degree. He is also a veteran of the United States Navy, where he served for seven years. The organizers believe that Mr. Pryde will be a great asset to the Bank and its board of directors because of the depth of his experience and work with key officials at all levels of government.
      David Radner. Mr. Radner is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. He is a partner in the law firm of Thompson, Morello, Fekaris, & Radner, P.C., where he has served since 1996. Prior to joining the firm, he worked for five years with Hertz, Schram, & Saretsky, P.C. He is a graduate of Michigan State University, where he earned a Bachelor of Arts degree in accounting, and of Wayne State University, where he earned his jurisdoctorate. In addition to his business affiliations, he currently serves as a North Farmington/ West Bloomfield Little League board member and as President of the league. He is a past director of the Association for Retarded Citizens and has served in other youth organizations. The organizers believe that his professional experience and respected character will help give the Bank a strong foundation in the early stages of its development.
      Richard D. Rosin. Mr. Rosin is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. He is actively involved in numerous real estate ventures in the local area. Over the past several years, Mr. Rosin has developed a number of residential and commercial real estate projects and is a principal and owner of The Aspen Group, a Southfield-based real estate development and property management company. A Detroit native, Mr. Rosin attended the University of Arizona. After college, he moved back to the Detroit area, where he started a residential construction business. Mr. Rosin lives in Bloomfield Hills with his wife and his two children. The organizers believe that his background and experience in real estate will allow him to make a contribution to the Bank by helping evaluate potential bank sites and in evaluating loans to commercial real estate borrowers.
      Donald Ruff. Mr. Ruff is a director of Birmingham Bloomfield Bancshares and Bank of Birmingham. He is retired from the business of banking after more than forty years of experience. He most recently served as Senior Vice President and Manager of Corporate Operations and Auditing at First Federal of Michigan until his retirement in 1995. At First Federal, he managed nine acquisitions over a twelve year period and was responsible for running the day-to-day operations of the acquired banks until permanent management was put in place. Born in Detroit, he is a graduate of the University of Detroit where he earned a Bachelor of Business Administration degree. Mr. Ruff is currently living in Rochester Hills. The organizers believe that his bank operations and audit background will strengthen the Bank’s board of directors. Mr. Ruff will chair the Audit Committee.
      Gregory Schwartz, Jr. Mr. Schwartz is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. He has been actively engaged in the investment business since 1986. He is licensed as both a Registered Representative and a General Securities Principal. Mr. Schwartz began his career as a life insurance agent with Northwestern Mutual in New York City and, in August of 1987, he joined Schwartz & Co. as a registered representative. He currently serves as a director for Schwartz & Co., and his primary responsibilities are in investment services. A Michigan native, Mr. Schwartz graduated from Brother Rice High School and, thereafter, earned a Bachelor of Arts degree in economics from Fairfield University in Connecticut. The organizers believe that his business experience will be an asset to the Bank.
      Walter G. Schwartz. Mr. Schwartz is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. He has been an Investment Advisor for Schwartz & Co. for 15 years. In addition, he has more than ten years of real estate investment experience as President of Schwartz Financial Group. A Michigan native, Mr. Schwartz attended Brother Rice High School and later graduated from Fairfield University with a Bachelor of Arts degree in finance. He holds series 6, 7, and 63 registrations with the National Association of Securities Dealers (NASD). The organizers believe that Mr. Schwartz’s financial and investment experience will be an asset to the Bank.
      Henry Spellman. Mr. Spellman is a director and organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. He is retired from Chrysler Corporation, where he served for 33 years in various areas of financial management before retiring in 1999. He held several significant positions at Chrysler, including Vice President-International Operations for its sales financing subsidiary Chrysler Financial Corporation and Chief Financial Officer of several of Chrysler Corporation’s operating divisions (International Operations, Procurement and Supply and Sales and Marketing). He is a graduate of Northwestern University, where he earned a Bachelor of Science degree in business administration with a major in economics, and of the Northwestern Graduate School of Business, where he earned his Master of Business Administration degree in finance. He has had experience in starting up sales finance operations in several countries around the world, including serving as chairman of chartered banks in Holland and Germany. The organizers believe that his experience in start-up financial institutions, as well as credit extension and asset and liability management, will benefit the Bank.
      Robert Stapleton. Mr. Stapleton is a director of Birmingham Bloomfield Bancshares and Bank of Birmingham. He currently heads TOS Advisors, a Bloomfield Hills-based investment management firm, where he has served since 2002. He began his business career in 1978 as an assistant national bank examiner with the Comptroller of the Currency. In 1981, he became a bond trader with American National Bank of Chicago and later served as a trading department manager for the First National Bank of Chicago. He has also held the positions of Group Senior Vice President, Head of Standard Federal Wealth Management, and Chief Investment Officer in Michigan National’s Investment Services Division. Mr. Stapleton is a graduate of Michigan State University where he earned a degree in business administration. He currently lives with his wife and children in Bloomfield Village. The organizers believe that Mr. Stapleton’s regulatory, investment, and banking background will bring tremendous value to the Bank’s board of directors, where he is expected to participate on the Bank’s Asset/ Liability Management Committee.
      Mike Vogel. Mr. Vogel is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. He is a Senior Partner in the firm of RTV Communications Group, an advertising and communications company he co-founded in January 2005. He previously served as Chairman of the Board and Chief Executive Officer for BBDO Advertising Detroit until 2004. He is also a veteran of the United States Marine Corps, where he earned the rank of Lieutenant Colonel. Mr. Vogel is a graduate of Michigan State University where he earned a Bachelor of Arts degree in advertising. He also earned a Master’s degree in Marketing and Business Management from Central Michigan University. The organizers believe that Mr. Vogel’s leadership, management and marketing skills will be invaluable to the Bank in the early stages of its development.
      James A. Williams. Mr. Williams is an organizer of Birmingham Bloomfield Bancshares and Bank of Birmingham. He is the Managing Partner of the Birmingham-based law firm of Williams, Williams, Ruby & Plunkett, P.C., a law firm co-founded by him and at which he maintains a diverse civil litigation and corporate law practice. Mr. Williams is a Detroit native and is a graduate of Wayne State University, where he earned his Bachelor’s degree in accounting and his law degree. Before founding the law firm in 1972, Mr. Williams was an Assistant Oakland County Prosecutor. He has also served as the non-executive Chairman of Michigan National Corporation before the bank was acquired. He now serves on the board of LaSalle Bank in Chicago. In addition to his professional affiliations, Mr. Williams is actively involved in the Detroit community. He is a director of Henry Ford Hospital, a trustee for the Detroit Symphony Orchestra and the Oakland University

Foundation, director of First Union Investment Trust in New York City, and a member of the Board of Governors for Cranbrook Schools. Mr. Williams currently resides in Bloomfield Hills. The organizers believe that his legal, banking and business background will allow him to make a substantial contribution to the success of the Bank.
Board Committees
      The boards of directors of Birmingham Bloomfield Bancshares and Bank of Birmingham have established audit and executive committees comprised of members of the respective boards of directors. The members of these committees will be the same for Bank of Birmingham as they are for Birmingham Bloomfield Bancshares. The Bank has also established a loan and credit policy committee, an asset/liability management committee, a technology committee, and a personnel and compensation committee. These committees are described below:
      Audit and compliance committee. The audit and compliance committee will monitor management, financial statements, internal and external audit reports, and staff compliance with board policies, laws and regulations. Because the committee will evaluate financial statements, audits, and compliance, its membership will be composed solely of outside directors. To assist it in executing its functions, the committee will have access to its own outside counsel.
      The audit committee will supervise the audit function directly to verify that auditors, internal and external, are independent of management and are objective in their findings. The committee will contract for outside audit services and/or will hire senior audit personnel, set compensation, review audit plans, and evaluate performance. The committee may meet with the outside auditors as necessary to review reports and discuss findings and will monitor management’s efforts to correct deficiencies described in an audit or a regulatory examination.
      The audit committee will be a vehicle for communicating risk management concerns to the full board of directors. The audit committee will seek to ensure that risk management evaluation functions are independent, because the objective is to evaluate management’s ability to manage risk within the policies established by the board of directors. The audit committee will also be responsible for overseeing internal loan review and examination.
      The Sarbanes-Oxley Act of 2002 has resulted in the imposition of a number of mandates that may be applicable to the composition of the audit committee. Each of these mandates is discussed below:

•	Audit Committee Member Independence. Each member of an audit committee of a company listed on a national securities exchange must be a director and must be otherwise independent.

•	Responsibilities Relating to Registered Public Accounting Firms. The audit committee must be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attest services for us, and each firm must report directly to the audit committee.

•	Procedures for Handling Complaints. The audit committee must establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of these types of concerns.

•	Authority to Engage Advisors. The audit committee must have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

•	Funding. We must provide appropriate funding to the audit committee for payment of accounting and other advisors.

      In addition, as a result of the Sarbanes-Oxley Act, we will be required to disclose in our annual reports filed with the Securities and Exchange Commission:

•	Whether we have at least one “Audit Committee Financial Expert” serving on our audit committee and the name of that expert;

•	Whether the audit committee financial expert is “Independent”; and

•	If we have no audit committee financial expert serving on our audit committee, we must state that fact and explain why.
      It is expected that the initial members of the audit and compliance committee will be Donald Ruff, Charles Kaye, Harry Cendrowski and William Aikens. In accordance with the Sarbanes-Oxley Act, none of the proposed members of the audit and compliance committee are executive officers or 10% shareholders. We expect that Mr. Ruff will chair the committee and will also serve as the “audit committee financial expert.” Mr. Ruff satisfies the standards for independence established by the NASDAQ Stock Market, Inc.
      Executive committee. The executive committee will meet as needed and, with certain exceptions, will generally have the same powers as the board of directors in the management of our business affairs between board meetings. The board of directors will, from time to time, charge the executive committee with specific responsibilities and tasks as it deems appropriate. The committee is not intended to act in place of the full board, but rather in a support role, and the executive committee will not have the authority to exercise all of the board’s powers; for example, the full board of directors generally reserves the right to execute extraordinary contracts such as mergers and acquisitions.. The committee will make recommendations to the board of directors regarding matters important to our overall management and strategic operation. The initial members of the executive committee are expected to be Robert Farr, Richard Miller, William Aikens, Henry Spellman, Charles Pryde, Daniel O’Donnell, Walter Schwartz and Jane Brodsky.
      Loan and credit policy committee. The loan and credit policy committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

•	establishing the loan approval system;

•	approving all loans in excess of a predetermined amount;

•	reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

•	engaging, as appropriate, and reviewing the findings of, outsourced credit review consultants;

•	reviewing and responding to all credit issues identified by way of regulatory examinations and outsourced credit review consultants;

•	establishing measurements for adequacy of the loan loss reserve; and

•	reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.
      It is expected that the initial members of the loan and credit policy committee will be Robert Farr, Richard Miller, Donald Copus, Jane Brodsky, Michael Cromwell, Henry Spellman and Donald Abood.
      Asset/liability management committee. The principal responsibilities of this committee include:

•	overseeing the Bank’s actions relating to interest rate risk and liquidity risks;

•	reviewing management strategies for investment securities activities, deposit programs and lending initiatives;

•	evaluating the Bank’s liquidity position and considering the impact of anticipated changes in that position; and

•	approving trading strategies and reviewing positions in securities.

      The asset/liability management committee will also be responsible for the Bank’s overall investment strategy and asset/liability and investment policy. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing and portfolio investment decisions. It is expected that the initial members of the asset/liability management committee will be Richard Miller, Robert Stapleton, Charles Kaye, Walter Schwartz, Henry Spellman and Harry Cendrowski.
      Technology committee. The technology committee will initially assist management in selecting technology providers, including the core processor, item processor, internal network provider, telecommunications, security, and any peripheral equipment, such as optical retrieving systems. It will conduct general due diligence to determine which technology providers are appropriate for the delivery of the Bank’s products and services. The technology committee will also be a vehicle for communicating risk management concerns to the full board of directors and will conduct an annual audit to determine the adequacy of services and opportunities to refine and/or enhance the Bank’s systems. It is expected that the initial members of the technology committee will be Richard Miller, Donald Ruff and Robert Stapleton.
      Personnel and compensation committee. The personnel and compensation committee will recommend to the board of directors the salaries of executive personnel and directors and the policies, terms and conditions of employment of all employees of the Bank. The committee will also assist senior management in identifying candidates for available positions and will coordinate efforts with legal counsel to create employee compensation plans, including the granting of stock options. When the Bank opens, the committee will be responsible for performance evaluations of senior management and for creating senior management compensation plans. The committee will also review and recommend employee benefit plans, as proposed by management, to the board of directors. It is expected that the initial members of the committee will be Henry Spellman, Charles Pryde and Williams Aikens.
      Organizers advisory committee. Bank of Birmingham also intends to establish an advisory committee called the “Organizers Advisory Committee” to assist management and the board of directors in implementing our strategic vision and purpose in the marketplace. The Organizers Advisory Committee will meet from time to time at the discretion of the board of directors to advise the board on relations between the Bank and the communities that it serves and to help the Bank to identify programs and activities and provide us with market information to enable it to allocate its resources in a manner to generate Bank deposits and loans in the markets served by the Bank. Members of the committee will be elected from time to time by the Bank’s board of directors and will serve at the pleasure of the board without compensation or other benefits, and actions of the committee will be advisory in nature and not binding on the Bank. We expect that the committee will be initially comprised of Bank organizers who are not serving as directors and would initially include the following organizers: John G. Berghoefer, John J. Byrne, Kevin Dillon, Len Dillon, Ralph E. Miesel, J. Martin Nagle, Joseph Nemeth, D.D.S., David Radner, Richard D. Rosin, Gregory Schwartz, Jr., Michael Vogel and James A. Williams.
Director Compensation
      At this time, we do not expect directors of Birmingham Bloomfield Bancshares or Bank of Birmingham to receive any direct remuneration for serving as holding company or Bank directors. We may compensate our directors in the future, but have no current plans to do so at this time.
Organizer Warrants
      To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and one outside investor. In addition, we have entered into a $1.6 million line of credit agreement with Fifth Third Bank. All but three organizers will be providing a limited guarantee of up to $73,600 on amounts drawn under the line of credit. Those three organizers, and the outside investor, will be providing limited guarantees of up to $36,800 on amounts drawn under the line of credit. We expect to incur a total of approximately $1.85 million in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of proceeds — Organizational expenses,” beginning on page 19.

In the event that we do not open, our organizers and the outside investor will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by Fifth Third Bank with respect to any funds advanced under the pre-opening line of credit.
      Accordingly, in recognition of the expertise imparted and the time expended, and to be expended, by each of our organizers in the organizational process, as well as the substantial financial risks undertaken by the members of our organizing group and the outside investor, we intend to grant an aggregate of 184,000 warrants to these persons. Each of our organizers who is contributing his time and expertise and providing a limited guarantee of $73,600 will receive warrants to purchase 7,360 shares of our common stock. Three of our organizers and one outside investor have provided a limited guarantee of $36,800 and will receive warrants to purchase 3,680 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that the Bank opens for business. The issuance of these warrants is subject to regulatory approval. To the extent that the issuance of these warrants is not permitted by the Bank’s regulators, we may pay interest and/or guarantee fees to compensate persons who have advanced cash to us or guaranteed the pre-opening loan to enable us to fund pre-opening expenses.
Executive Compensation
      Consulting arrangements. We have entered into consulting agreements with Robert Farr, Richard Miller and Jeffrey S. Bonk and Lance Krajacic, Jr., each providing for the payment of $100,000 annually, respectively, in connection with their activities in organizing Birmingham Bloomfield Bancshares and Bank of Birmingham. In addition, the consulting agreements provide for deferred compensation to be accrued for the benefit of each of them. The consulting agreements for Messrs. Farr and Miller provide for the payment of deferred compensation, (i) upon the approval of the Bank’s charter application and articles of incorporation by the Michigan OFIS, in an amount equal to $729.29 per month of the agreement, and (ii) when the Bank opens for business, in an amount equal to $1,354.39 per month of the agreement. The consulting agreement for Mr. Bonk and Mr. Krajacic provides for the payment of deferred compensation, when the Bank opens for business, in an amount equal to $2,083.33 per month of the agreement. In each case, the deferred compensation payable when the Bank opens for business will be paid only in the event that the Bank opens for business by December 31, 2005, at which time the consulting agreements will terminate. Each of the consulting agreements also provides for family health insurance.
      Each of the consultants is providing independent advisory and consulting services for Birmingham Bloomfield Bancshares in connection with its organizational activities and those of its proposed banking subsidiary, Bank of Birmingham. These services have included assistance in preparing regulatory applications and obtaining regulatory approvals; directing site development activities, personnel matters and capital raising activities; negotiating contractual arrangements; and performing other tasks necessary or appropriate in connection with the organization of a de novo state bank, at such times and in such a manner as reasonably requested by the organizers.

Employment Agreements.
      Robert Farr. Bank of Birmingham intends to enter into an employment agreement with Robert Farr regarding his employment as President and Chief Executive Officer. The agreement will commence when the Bank opens for business and continue in effect for a period of three years (with certain exceptions). The board may elect to extend the term of the employment agreement prior to the completion of the three year term.
      Under the terms of the agreement, Mr. Farr will receive a base salary of $135,000 per year. Following the first year of the agreement, the base salary will be reviewed by the Bank’s board of directors and may be increased as a result of that review. Mr. Farr will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Mr. Farr will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance. In addition, the Bank will provide Mr. Farr with term life insurance coverage for a term of not less than 10 years and country club membership fees of up to $500 per month.

      Mr. Farr’s employment agreement also provides that we will grant him options to acquire 50,000 shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest ratably over a period of five years beginning on the first anniversary of the date that the Bank opens for business.
      In the event that Mr. Farr is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Farr would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Mr. Farr’s employment is terminated for any reason other than for cause, the Bank will be obligated to pay as severance, an amount equal to his base salary had he remained employed for the remaining term of the agreement, but in no event less than one year’s base salary.
      The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Farr’s employment.
      Richard Miller. Bank of Birmingham intends to enter into an employment agreement with Richard Miller regarding his employment as Chief Financial Officer. The agreement will commence when the Bank opens for business and continue in effect for a period of three years (with certain exceptions). The board may elect to extend the term of the employment agreement prior to the completion of the three year term.
      Under the terms of the agreement, Mr. Miller will receive a base salary of $125,000 per year. Following the first year of the agreement, the base salary will be reviewed by the Bank’s board of directors and may be increased as a result of that review. Mr. Miller will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Mr. Miller will also receive other customary benefits such as health, dental and life insurance, and membership fees to banking and professional organizations. In addition, the Bank will provide Mr. Miller with term life insurance coverage for a term of not less than 10 years.
      Mr. Miller’s employment agreement also provides that we will grant him options to acquire 30,000 shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest ratably over a period of five years beginning on the first anniversary of the date that the Bank opens for business.
      In the event that Mr. Miller is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Miller would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Mr. Miller’s employment is terminated for any reason other than for cause, we will be obligated to pay as severance, an amount equal to his base salary had he remained employed for the remaining term of the agreement, but in no event less than one year’s base salary.
      The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Miller’s employment.
      Jeffrey S. Bonk. Bank of Birmingham intends to enter into an employment agreement with Jeffrey S. Bonk regarding his employment as Executive Vice President and Director of Sales and Marketing. It is expected that the terms of the agreement would be substantially similar to Mr. Miller’s employment agreement, except that Mr. Bonk would receive options to acquire 25,000 shares of common stock.
      Lance Krajacic, Jr. Bank of Birmingham intends to enter into an employment agreement with Lance Krajacic, Jr. regarding his employment as Executive Vice President and Chief Lending Officer. It is expected that the terms of the agreement would be substantially similar to Mr. Bonk’s employment agreement.
      We estimate that compensation payable to the Bank’s executive officers during its first 12 months of operations will total $510,000. We do not currently expect the Bank to enter into employment agreements with any of its employees other than Messrs. Farr, Miller, Bonk and Krajacic; all of its other employees will be employees-at-will serving at the pleasure of the Bank’s board of directors.

Stock Incentive Plan
      General. We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by, or performing services for, Bank of Birmingham or us. The purpose of the plan is to encourage employees and others providing services to us or any affiliate, including the Bank, to increase their efforts to make us more successful, to provide an additional inducement for such individuals by providing the opportunity to acquire shares of common stock on favorable terms and to provide a means through which we may attract, encourage and maintain qualified employees.
      The plan will have a term of 10 years. The board of directors will reserve 225,000 shares for issuance under our stock incentive plan. It is intended that certain options granted under the plan will qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and other options granted thereunder will be non-qualified stock options. Incentive stock options are eligible for favored tax treatment, while non-qualified stock options do not qualify for such favored tax treatment. In order for us to issue incentive stock options under the plan, the plan must be approved by our shareholders. We expect to ask our shareholders to consider the plan at the first annual shareholders’ meeting.
      Messrs. Farr, Miller, Bonk and Krajacic will be issued stock options under the plan in connection with their respective employment agreements or arrangements. It is expected that these options will be incentive stock options. See “Management — Executive compensation — Employment agreements,”above. The remainder of the options under the stock incentive plan would be available for issuance at the discretion of our board of directors.
      Administration. The plan will be administered initially by the full board of directors, although the administration may, in the future, be delegated to a committee of the full board. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan. The plan will permit the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee will determine, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Each option will be subject to a separate stock option agreement that will reflect the terms of the option.
      Option terms. The plan will provide for the issuance of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. A holder of a stock option may not transfer the option during his or her lifetime.
      The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option.
      The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value will be determined based upon any reasonable measure of fair market value. The committee may permit the option holder to pay the exercise price in cash or, upon conditions established by the committee, by delivery of shares of our common stock that had been owned by the participant for at least six months prior to the date of exercise.
      The term of an option will be specified in the applicable stock option agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable stock option agreement, if a participant’s employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be treated as non-qualified stock options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.
      Termination of options. The terms of a particular option agreement may provide that the options will terminate, among other reasons, upon the holder’s termination of employment or other status with us, upon a specified date or upon the holder’s death or disability. A stock option agreement may provide that if the holder dies or becomes disabled, the holder’s estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above. The stock incentive plan will provide that Bank of Birmingham’s primary federal regulator may require holders of stock options to exercise or forfeit such options if the Bank’s capital falls below minimum requirements.
      Recapitalizations and reorganizations. The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.
      Amendment and termination of the plan. The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The board’s action may not adversely affect the rights of a holder of a stock option without the holder’s consent.
      Federal income tax consequences. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

•	Incentive stock options. A participant will not be taxed upon the grant or exercise of all or any portion of an incentive stock option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and we will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

•	Non-qualified stock options. A participant will not be taxed upon the grant of a non-qualified stock option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified stock option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and we will then be entitled to a corresponding deduction. Depending upon the time period for which shares of common stock are held after exercise of a non-qualified stock option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified stock option was exercised.

Security ownership of management
      The table below sets forth the following information for each of our organizers, directors and executive officers:

•	his or her age as of June 30, 2005;

•	the number of shares of common stock he or she expects to purchase in the offering;

•	the number of shares of common stock he or she expects to own beneficially upon completion of the offering; and

•	the percentage that the number of shares beneficially owned bears to the minimum and maximum number of shares to be sold in the offering.
      The number of shares indicated in the table as beneficially owned, and the percentage ownership information, is based on “beneficial ownership” concepts as defined by the federal securities laws. In general, beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. In addition, this table reflects organizer warrants and shareholder warrants, which will be exercisable upon issuance. The table does not reflect employee stock options that may be granted to a particular executive officer because employee stock options will not vest, in any part, prior to one year following the date the Bank opens for business. The addresses of each of our organizers, directors and executive officers is the same as our address.

	Number of	Number of
	Shares	Shares		Percentage of	Percentage of
	Subscribed	Beneficially		Minimum	Maximum
Name (Age)	For	Owned		Offering(7)	Offering(8)

Donald J. Abood (50)	7,500	16,360	(1)(3)	1.25%	*
William R. Aikens (71)	7,500	16,360	(1)(3)	1.25	*
John G. Berghoefer (46)	8,000	16,960	(1)(3)	1.30	*
Jeffrey S. Bonk (51)	7,500	9,000	(6)(3)	*	*
Jane L. Brodsky (53)	7,500	16,360	(1)(3)	1.25	*
John Byrne (38)	3,750	8,180	(2)(3)	*	*
Harry Cendrowski (51)	10,000	19,360	(1)(3)	1.48	1.07%
Donald E. Copus (48)	7,500	16,360	(1)(3)	1.25	*
Michael T. Cromwell (53)	7,500	16,360	(1)(3)	1.25	*
Kevin Dillon (39)	3,750	8,180	(2)(3)	*	*
Len J. Dillon, III (47)	3,750	8,180	(2)(3)	*	*
John M. Farr (77)	7,500	16,360	(1)(3)	1.25	*
Robert E. Farr (49)	7,500	16,360	(1)(3)(4)	1.25	*
Charles Kaye (82)	7,500	16,360	(1)(3)	1.25	*
Lance N. Krajacic, Jr. (45)	0	0	(6)	*	*
Ralph E. Miesel (56)	10,000	19,360	(1)(3)	1.48	1.07
Richard J. Miller (47)	10,000	19,360	(1)(3)(5)	1.48	1.07
J. Martin Nagle (43)	9,000	18,160	(1)(3)	1.39	1.00

	Number of	Number of
	Shares	Shares		Percentage of	Percentage of
	Subscribed	Beneficially		Minimum	Maximum
Name (Age)	For	Owned		Offering(7)	Offering(8)

Joseph Nemeth (67)	10,000	19,360	(1)(3)	1.48	1.07
Daniel P. O’Donnell (46)	7,500	16,360	(1)(3)	1.25	*
Charles T. Pryde (49)	7,500	16,360	(1)(3)	1.25	*
David Radner (44)	7,500	16,360	(1)(3)	1.25%	*
Richard D. Rosin (38)	7,500	16,360	(1)(3)	1.25%	*
Donald Ruff (68)	500	600	(3)	*	*
Gregory G. Schwartz, Jr. (41)	10,000	19,360	(1)(3)	1.48%	1.07%
Walter G. Schwartz (40)	7,500	16,360	(1)(3)	1.25%	*
Henry Spellman (62)	10,000	19,360	(1)(3)	1.48%	1.07
Robert Stapleton (50)	1,000	1,200	(3)	*	*
Michael Vogel (58)	7,500	16,360	(1)(3)	1.25	*
James A. Williams (63)	10,000	19,360	(1)(3)	1.48	1.07

All organizers, directors and executive officers, as a group (30 persons)	212,250	435,020		28.57%	21.51%

Notes to beneficial ownership table

(1)	Includes organizer warrants to acquire 7,360 shares of common stock per organizer.

(2)	Includes organizer warrants to acquire 3,680 shares of common stock per organizer.

(3)	Includes shareholder warrants to acquire one share for each five shares purchased in the offering.

(4)	Does not include options to purchase 50,000 shares of common stock

(5)	Does not include options to purchase 30,000 shares of common stock

(6)	Does not include options to purchase 25,000 shares of common stock

(7)	Based on 1,300,000 shares of stock outstanding, plus the organizer and initial shareholder warrants beneficially held by the person or the group, as applicable.

(8)	Based on 1,800,000 shares of stock outstanding, plus the organizer and initial shareholder warrants beneficially held by the person or the group, as applicable.
RELATED PARTY TRANSACTIONS
      We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

•	In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

•	In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

•	In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

      In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with the directors and organizers indicated:

•	Organizational expenses. Our operations to date have been funded through advances made by each of our organizers and one outside investor. In the event that the Bank opens for business, we intend to repay these direct cash advances through the issuance of shares having an aggregate subscription amount equal to the cash advanced. We also intend to issue warrants to our organizers and the outside investor for the amounts placed “at risk” as a result of the direct cash advances or as a result of the limited guarantees of the pre-opening line of credit.

•	Consulting agreements. We have entered into consulting agreements with Robert Farr, Richard Miller, Jeffrey S. Bonk and Lance Krajacic, Jr., who are actively involved in directing the organizational and pre-opening activities of Birmingham Bloomfield Bancshares and Bank of Birmingham. Messrs. Farr and Miller are organizers of the Bank and each of the consultants is a proposed executive officer of the Bank. The agreements are discussed more fully in the section titled “Management” — “Executive compensation” — “Consulting agreements,” beginning on page 43.

•	Marketing and advertising. We have engaged Cromwell Communications, a firm owned by director Michael Cromwell, to assist us with the preparation of marketing materials for our offering and other advertising materials for the Bank. The firm also assisted us in connection with the design of our logo and business cards. We expect to pay Cromwell Communications a total of $24,500 to complete the design of the marketing materials. In electing to engage Cromwell Communications, our organizers — without the participation of Mr. Cromwell — considered the services to be provided and amounts to be paid for the services and determined that the engagement was on terms no less favorable than could have been obtained from a third party.

•	Schwartz Financial Group. We intend to enter into an agreement with Schwartz Financial Group, an entity owned by organizers Gregory and Walter Schwartz, to provide brokerage and certain other administrative services in connection with the 401(k) Plan that we intend to offer to our employees. We expect to pay Schwartz Financial Group a one-time set-up fee of $150 and a yearly fee of $500. Schwartz Financial Group is also expected to receive a commission of 25 basis points on any brokerage transactions that it executes in connection with the Plan. These fees would be paid directly by the respective mutual fund companies involved in the trade and included in the mutual fund’s annual administrative expenses. In connection with the engagement, our organizers — without the participation of the Schwartz’s — have reviewed the terms of the engagement and determined that the terms are consistent with those generally available in the marketplace for similar services.
      Our board of directors believes that each of the above-described transactions is on terms no less favorable than could have been obtained from an unrelated third party.

DESCRIPTION OF COMMON STOCK
      The following discussion summarizes some of the important rights of our shareholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the Michigan Business Corporation Act and our articles of incorporation and bylaws.
General
      Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 4,500,000 shares of common stock, of which at least 1,300,000 shares will be issued in this offering. In addition, we have reserved a total of 225,000 shares for issuance under our stock incentive plan. Similarly, a number of shares equal to the number of organizer and initial shareholder warrants will be reserved for issuance upon the exercise of warrants to be granted to our organizers and initial shareholders after we open for business. We expect to issue 184,000 organizer warrants when we open for business, and we will also issue to each initial shareholder warrants allowing an initial shareholder to purchase one share of common stock for every five shares that he or she purchases in the offering.
      Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 500,000 shares of preferred stock. No shares of preferred stock are issued and outstanding as of the date of this prospectus, and our board of directors does not expect to issue any preferred stock in connection with the offering or in the foreseeable future. Any series of preferred stock would have the rights, qualifications, limitations or restrictions designated by the board of directors at the time of issuance.
      All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as, and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any preemptive right to acquire any authorized but unissued shares of our capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be validly issued, fully paid and non-assessable.
Authorized but Unissued Shares
      The authorized but unissued shares of our common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management and possibly deprive the shareholders of opportunities to sell their shares of common stock for prices higher than prevailing market prices.
Warrants
      To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and one outside investor. In addition, we have entered into a $1.6 million line of credit agreement with Fifth Third Bank. All but three organizers will be providing a limited guarantee of up to $73,600 on amounts drawn under the line of credit. Those three organizers, and the outside investor, will be providing limited guarantees of up to $36,800 on amounts drawn under the line of credit. We expect to incur a total of approximately $1.85 million in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of proceeds — Organizational expenses,” beginning on page 19.

In the event that we do not open, our organizers and the outside investor will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by Fifth Third Bank with respect to any funds advanced under the pre-opening line of credit.
      Accordingly, in recognition of the substantial financial risks undertaken by the members of our organizing group and the outside investor in advancing “at risk” dollars to fund pre-opening expenses, we intend to grant to them an aggregate of 184,000 warrants. Each of our organizers who is contributing his time and expertise and providing a limited guarantee of $73,600 will receive warrants to purchase 7,360 shares of our common stock. Three of our organizers, and the investor, have provided limited guarantees of $36,800 and will receive warrants to purchase 3,680 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that the Bank opens for business. The issuance of these warrants is subject to regulatory approval.
      In addition to the organizer warrants, each of our initial shareholders will receive warrants in recognition of the additional financial risk of investing in Birmingham Bloomfield Bancshares from inception. Each initial shareholder will receive warrants to purchase one share of common stock for every five shares that he or she purchases in the offering. For example, if an investor purchases 6,000 shares of our common stock in this offering, he will receive warrants to purchase an additional 1,250 shares of our common stock. The initial shareholder warrants will vest on the date the Bank opens for business and will expire three years later. Initial shareholder warrants are exercisable at a price of $12.50 per share.
      Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value. If the Bank’s capital falls below the minimum level required by the FDIC, we may be directed to require the holders to exercise or forfeit their warrants.
Dividends
      Because, as a holding company, we will initially conduct no material activities other than holding the common stock of Bank of Birmingham, our ability to pay dividends will depend on the receipt of dividends from the Bank. Initially, we expect that the Bank will retain all of its earnings to support its operations and to expand its business. Additionally, Birmingham Bloomfield Bancshares and Bank of Birmingham are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need to retain and build capital, neither Birmingham Bloomfield Bancshares nor Bank of Birmingham has any plans to pay dividends until we become profitable and recover any losses incurred during our initial operations. The payment of future dividends and the dividend policies of Birmingham Bloomfield Bancshares and Bank of Birmingham will depend on our earnings, capital requirements and financial condition, as well as other factors that our respective boards of directors consider relevant. See “Supervision and Regulation” beginning on page 53 for additional discussion of legal and regulatory restrictions on the payment of dividends.
Selected Provisions of Our Articles of Incorporation and Bylaws
      Protective provisions. Certain provisions of our articles of incorporation and bylaws highlighted below may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management. These provisions include:

•	the availability of authorized but unissued shares for issuance from time to time at the discretion of our board of directors;

•	bylaw provisions enabling our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors present at the meeting; and

•	bylaw provisions establishing an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors.
      Although our bylaws do not give our board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.
      Indemnification. Our articles of incorporation provide generally that we shall indemnify and hold harmless each of our directors and executive officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. For example, we will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.
      In addition, to the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
      Limitation of liability. Our articles of incorporation limit the personal liability of our directors and officers in actions brought on our behalf or on behalf of our shareholders for monetary damages as a result of a director’s or officer’s acts or omissions while acting in a capacity as a director or officer, with certain exceptions. Consistent with the Michigan Business Corporation Act, as amended, our articles of incorporation do not limit the personal liability of our directors and officers in connection with

•	the amount of financial benefit receive by a director in a transaction where the director was not entitled to receive the benefit;

•	the international infliction of harm on the corporation or its shareholders;

•	a violation of section 551 of the Michigan Business Corporation Act; or

•	an intentional criminal act.
      Our articles of incorporation also contain a provision that, in the event that Michigan law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the corporation will be eliminated or limited to the fullest extent permitted by law. Our articles of incorporation do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.
Shares Eligible for Future Sale
      Upon completion of the offering, we will have between 1,300,000 and 1,800,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except our “affiliates” must comply with the resale limitations of Rule 144 under the Securities Act. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, Birmingham Bloomfield Bancshares. Affiliates of a company generally include its directors, executive officers and principal shareholders.

      In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•	1% of the outstanding shares of common stock; or

•	the average weekly trading volume during the four calendar weeks preceding his or her sale.
      Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about us. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning ninety days after their status as an affiliate ends.
      Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.
SUPERVISION AND REGULATION
      Banking is a complex, highly regulated industry. Consequently, the growth and earnings performance of Birmingham Bloomfield Bancshares and Bank of Birmingham can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Federal Reserve, the FDIC, the Michigan OFIS, the Internal Revenue Service and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.
      The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the banking industry. The system of supervision and regulation applicable to Birmingham Bloomfield Bancshares and Bank of Birmingham establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance funds, the Bank’s depositors and the public, rather than the shareholders and creditors. The following is an attempt to summarize some of the relevant laws, rules and regulations governing banks and bank holding companies, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.
Birmingham Bloomfield Bancshares
      General. Upon our acquisition of all of the capital stock of Bank of Birmingham following receipt of Federal Reserve approval, we will be a bank holding company registered with, and subject to regulation by, the Federal Reserve under the “Bank Holding Company Act of 1956, as amended” (Bank Holding Company Act). The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.
      In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the Bank and commit resources to support the Bank. This support may be required under circumstances when we might not be inclined to do so absent this Federal Reserve policy. As discussed below, we could be required to guarantee the capital plan of the Bank if it becomes undercapitalized for purposes of banking regulations.
      Certain acquisitions. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than five percent of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

      Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the Patriot Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.
      Under the Bank Holding Company Act, if adequately capitalized and adequately managed, any bank holding company located in Michigan may purchase a bank located outside of Michigan. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Michigan may purchase a bank located inside Michigan. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.
      Change in bank control. Subject to various exceptions, the Bank Holding Company Act and the “Change in Bank Control Act of 1978,” together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to Birmingham Bloomfield Bancshares, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.
      Permitted activities. Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.
      Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	leasing personal or real property;

•	operating a non-bank depository institution, such as a savings association;

•	trust company functions;

•	financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	performing selected insurance underwriting activities.
      Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the

Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

•	lending, exchanging, transferring, investing for others, or safeguarding money or securities;

•	insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

•	providing financial, investment or advisory services;

•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	underwriting, dealing in or making a market in securities;

•	other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	merchant banking through securities or insurance affiliates; and

•	insurance company portfolio investments.
      To qualify to become a financial holding company, Bank of Birmingham and any other depository institution subsidiary that we may own at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, the Company would be required to file an election with the Federal Reserve to become a financial holding company and to provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. The Federal Reserve serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. We currently have no plans to make a financial holding company election.
      Sound banking practice. Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve’s Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank’s soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.
      The “Financial Institutions Reform, Recovery and Enforcement Act of 1989” (FIRREA) expanded the Federal Reserve’s authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. FIRREA increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

      Anti-tying restrictions. Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.
      Dividends. Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudence, Birmingham Bloomfield Bancshares, a bank holding company, generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital as described below. As a Michigan corporation, we are restricted under the Michigan Business Corporation Act from paying dividends under certain conditions. Please see the section titled “Description of Common Stock — Dividends” beginning on page 51 for further information regarding the laws and regulations affecting our ability to pay dividends.
Bank of Birmingham
      On April 8, 2005, the organizers of Bank of Birmingham filed an application with the Michigan OFIS to organize a Michigan state bank and with the FDIC for federal deposit insurance. We have received the approval of each of our applications. However, the approvals are subject to certain conditions including, among others, that we raise not less than $12.5 million in capital and complete a satisfactory pre-opening examination. In addition, the Bank is required to develop and submit all of its operating policies and procedures for the review of the FDIC and Michigan OFIS, including those related to Bank Secrecy Act compliance, Privacy of Consumer Financial Information and Fair Lending.
      Upon Michigan OFIS approval to organize as a Michigan state bank and FDIC approval of insurance on deposits, Bank of Birmingham will be subject to various requirements and restrictions under the laws of the United States, and to regulation, supervision and regular examination by the Michigan OFIS and the FDIC, as the insurer of certain deposits. The Bank will be required to file reports with the Michigan OFIS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. The regulators have the power to enforce compliance with applicable banking statutes and regulations. These regulations include requirements to maintain reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged on loans, and restrictions relating to investments and other activities of the Bank.
      Branching and interstate banking. Under current Michigan law, banks are permitted to establish branch offices throughout Michigan with prior regulatory approval. In addition, with prior regulatory approval, banks are permitted to acquire branches of existing banks located in Michigan. Finally, banks generally may branch across state lines by merging with banks or by purchasing a branch of another bank in other states if allowed by the applicable states’ laws. Michigan law, with limited exceptions, currently permits branching across state lines through interstate mergers or by purchasing a branch of another bank. Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Michigan law currently permits de novo branching into the state of Michigan on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch in Michigan only if its home state has also elected to permit de novo branching into that state.
      Deposit insurance assessments. Banks must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a higher risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. The Bank’s deposit insurance assessments may increase or decrease depending on the risk assessment classification to which we are assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the Bank’s earnings.
      Expanded financial activities. The “Gramm-Leach-Bliley Financial Services Modernization Act of 1999,” expands the types of activities in which a holding company or national bank may engage. Subject to various limitations, the act generally permits holding companies to elect to become financial holding companies and, along with national banks, conduct certain expanded financial activities related to insurance and securities, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency activities; merchant banking activities; and activities that the Board of Governors of the Federal Reserve has determined to be closely related to banking. The Gramm-Leach-Bliley Act also provides that state-chartered banks meeting the above requirements may own or invest in “financial subsidiaries” to conduct activities that are financial in nature, with the exception of insurance underwriting and merchant banking, although five years after enactment, regulators will be permitted to consider allowing financial subsidiaries to engage in merchant banking. Banks with financial subsidiaries must establish certain firewalls and safety and soundness controls, and must deduct their equity investment in such subsidiaries from their equity capital calculations. Expanded financial activities of financial holding companies and banks will generally be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators, and insurance activities by insurance regulators. Under Section 487.14101 of the Michigan Banking Code, a Michigan state-chartered bank, upon satisfying certain conditions, may generally engage in any activity in which a national bank can engage. Accordingly, a Michigan state-chartered bank generally may engage in certain expanded financial activities as described above. The Bank currently has no plans to conduct any activities through financial subsidiaries.
      Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within its jurisdiction, the FDIC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on us. Because the Bank’s aggregate assets upon organization will be less than $250 million, under the Gramm-Leach-Bliley Act, it will be subject to a Community Reinvestment Act examination only once every 60 months if we receive an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if its rating is less than satisfactory. Additionally, the Bank must publicly disclose the terms of various Community Reinvestment Act-related agreements.
      Other regulations. Interest and other charges collected or contracted for by the Bank will be subject to state usury laws and federal laws concerning interest rates. The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the federal “Truth-In-Lending Act,” governing disclosures of credit terms to consumer borrowers;

•	the “Home Mortgage Disclosure Act of 1975,” requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	the “Equal Credit Opportunity Act,” prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	the “Fair Credit Reporting Act of 1978,” governing the use and provision of information to credit reporting agencies;

•	the “Fair Debt Collection Act,” governing the manner in which consumer debts may be collected by collection agencies; and

•	the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.
      The deposit operations of Bank of Birmingham will be subject to:

•	the “Right to Financial Privacy Act,” which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	the “Electronic Funds Transfer Act” and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.
      Dividends. Bank of Birmingham is restricted under Michigan law for declaring and paying dividends under certain circumstances, including: (i) if the Bank’s surplus following the dividend is less than 20% of its capital; (ii) if the proposed dividend exceeds its net income, after deducting its losses and bad debts, (iii) if the dividend would be paid from the capital or surplus of the Bank. In addition, if the Bank’s surplus is less than its capital, before the Bank may declare or pay a dividend, it will be required to transfer to surplus not less than 10% of its net income over the preceding six months (in the case of a quarterly or semiannual dividend), or not less than 10% of its net income over the preceding two consecutive six-month periods (in the case of an annual dividend).
      In addition, under FDICIA, the Bank may not pay any dividend if the payment of the dividend would cause it to become “undercapitalized” or in the event the Bank is “undercapitalized.” The FDIC may further restrict the payment of dividends by requiring that the Bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the FDIC, the Bank is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, that the Bank cease such practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the FDIC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.
      Check Clearing for the 21st Century Act. On October 28, 2003, President Bush signed into law the “Check Clearing for the 21st Century Act,” also known as “Check 21.” The new law, which became effective on October 28, 2004, gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

•	allowing check truncation without making it mandatory;

•	demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•	legalizing substitutions for and replacements of paper checks without agreement from consumers;

•	retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•	requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•	requiring recrediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

      We expect that this legislation will likely affect bank capital spending as many financial institutions assess whether technological or operational changes are necessary to stay competitive and take advantage of the new opportunities presented by Check 21.
      Capital adequacy. The Federal Reserve monitors the capital adequacy of bank holding companies, such as Birmingham Bloomfield Bancshares, and the FDIC and the Michigan OFIS will monitor the capital adequacy of Bank of Birmingham. The federal bank regulators use a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy and consider these capital levels when taking action on various types of applications and when conducting supervisory activities related to safety and soundness. The risk-based guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $150 million or more and, generally, on a bank-only basis for bank holding companies with less than $150 million in consolidated assets. Each insured depository subsidiary of a bank holding company with less than $150 million in consolidated assets is expected to be “well-capitalized.”
      The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and their holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.
      FDIC regulations will require us to maintain to meet three minimum capital standards: (i) a Tier 1 capital to adjusted total assets ratio, or “leverage capital ratio,” of at least 4% (3% for banks receiving the highest CAMELS rating), a Tier 1 capital to risk-weighted assets ratio, or “Tier 1 risk-based capital ratio,” of at least 4% and a total risk-based capital to risk-weighted assets ratio, or “total risk-based capital ratio,” of at least 8%. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, FDIC regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. In addition, the prompt corrective action standards discussed below, in effect, increase the minimum regulatory capital ratios for banking organizations.
      The risk-based capital standards for banks require the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% assigned by the FDIC based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.
      Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business.
      Prompt corrective action regulations. Under the prompt corrective action regulations, the FDIC is required and authorized to take supervisory actions against undercapitalized banks. For this purpose, a bank is placed in one of the following five categories based on the Bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).
      Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, banking regulator must appoint a receiver or conservator for an institution that is “critically undercapitalized.” The federal banking agencies have specified by regulation the relevant capital level for each category. An institution that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an “undercapitalized” subsidiary’s assets at the time it became “undercapitalized” or the amount required to meet regulatory capital requirements. An “undercapitalized” institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.
      Restrictions on transactions with affiliates and loans to insiders. Birmingham Bloomfield Bancshares and Bank of Birmingham will be subject to the provisions of Section 23A of the Federal Reserve Act, as such provisions are made applicable to state non-member banks by Section 18(i) of the Federal Deposit Insurance Act. These provisions place limits on the amount of:

•	the Bank’s loans or extensions of credit to affiliates;

•	the Bank’s investment in affiliates;

•	assets that the Bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•	the Bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.
      The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of the Bank’s capital and surplus and, as to all affiliates combined, to 20% of its capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The Bank must also comply with other provisions designed to avoid the taking of low-quality assets.
      Birmingham Bloomfield Bancshares and Bank of Birmingham are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit the Bank from engaging in any transaction with an affiliate unless the transaction is on terms substantially the same, or at least as favorable to the Bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.
      The Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.
      Privacy. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions’ own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.
      Anti-terrorism legislation. In the wake of the tragic events of September 11th, on October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Also known as the “Patriot Act,” the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The Patriot Act significantly amends and expands the application of the Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules and enhanced anti-money laundering programs.
      Under the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

•	to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

•	to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•	to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

•	to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.
      Under the Patriot Act, financial institutions must also establish anti-money laundering programs. The Patriot Act sets forth minimum standards for these programs, including: (i) the development of internal policies, procedures and controls; (ii) the designation of a compliance officer; (iii) an ongoing employee training program; and (iv) an independent audit function to test the programs.
      In addition, the Patriot Act requires the bank regulatory agencies to consider the record of a bank in combating money laundering activities in their evaluation of bank merger or acquisition transactions. Regulations proposed by the U.S. Department of the Treasury to effectuate certain provisions of the Patriot Act provide that all transaction or other correspondent accounts held by a U.S. financial institution on behalf of any foreign bank must be closed within 90 days after the final regulations are issued, unless the foreign bank has provided the U.S. financial institution with a means of verification that the institution is not a “shell bank.” Proposed regulations interpreting other provisions of the Patriot Act are continuing to be issued.
      Under the authority of the Patriot Act, the Secretary of the Treasury adopted rules on September 26, 2002 increasing the cooperation and information sharing among financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under these rules, a financial institution is required to:

•	expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network (“FinCEN”);

•	notify FinCEN if an account or transaction is identified;

•	designate a contact person to receive information requests;

•	limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

•	maintain adequate procedures to protect the security and confidentiality of FinCEN requests.
      Under the new rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution: (i) notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution; (ii) takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN; (iii) limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with we Security Act; and (iv) maintains adequate procedures to protect the security and confidentiality of the information. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.
      The Secretary of the Treasury also adopted a rule on September 26, 2002 intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the rule, financial institutions: (i) are prohibited from providing correspondent accounts to foreign shell banks; (ii) are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account; (iii) must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the United States designated to accept services of legal process; (iv) must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.
      Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with certain accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.
      The Sarbanes-Oxley Act includes specific additional disclosure requirements, requires the Securities and Exchange Commission and national securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the Securities and Exchange Commission. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.
      We anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, particularly those regulations relating to the establishment of internal controls over financial reporting.
      Proposed legislation and regulatory action. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.
      Effect of governmental monetary policies. The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Federal Reserve. Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the “discount window,” open market operations, the imposition of and changes in reserve requirements against banks’ deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates that banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits. We cannot predict the nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings.
      All of the above laws and regulations add significantly to the cost of operating Birmingham Bloomfield Bancshares and Bank of Birmingham and thus have a negative impact on our profitability. We would also note that there has been a tremendous expansion experienced in recent years by certain financial service providers that are not subject to the same rules and regulations as Birmingham Bloomfield Bancshares and Bank of Birmingham. These institutions, because they are not so highly regulated, have a competitive advantage over us and may continue to draw large amounts of funds away from traditional banking institutions, with a continuing adverse effect on the banking industry in general.
LEGAL MATTERS
      Howard & Howard Attorneys, P.C., Bloomfield Hills, Michigan, will pass upon the validity of the shares of common stock offered by this prospectus and the organizer and shareholder warrants to be issued by Birmingham Bloomfield Bancshares.
EXPERTS
      Our audited financial statements as of June 30, 2005, and for the periods from February 26, 2004 (inception) to December 31, 2004 and February 26, 2004 (inception) to June 30, 2005, included in this prospectus have been included in reliance on the report of Plante & Moran, PLLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.
LEGAL PROCEEDINGS
      There are no material legal proceedings pending or, to our knowledge, threatened against Birmingham Bloomfield Bancshares and Bank of Birmingham.
REPORTS TO SHAREHOLDERS
      Upon the effective date of the registration statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will continue through at least December 31, 2005 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if, at the beginning of the year, our common stock is held by fewer than 300 persons.
ADDITIONAL INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.
      We have filed or will file various regulatory applications with the FDIC, the Michigan OFIS and the Federal Reserve. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related registration statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC, Michigan OFIS, and the Federal Reserve, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

Birmingham Bloomfield Bancshares
FINANCIAL STATEMENTS
(A Company in the Development Stage)

Plante Moran, PLLC
Suite 500
2601 Cambridge Court
Auburn Hills, MI 48326
Tel: 248.375.7100
Fax: 248.375.7101
plantemoran.com
Report of Independent Registered Public Accounting Firm
The Board of Directors
Birmingham Bloomfield Bancshares, Inc
      We have audited the accompanying balance sheet of Birmingham Bloomfield Bancshares (a company in the development stage) as of June 30, 2005 and the related statements of operations, shareholder’s equity (deficit) and cash flows for the periods of February 26, 2004 (inception) through December 31, 2004 and of February 26, 2004 (inception) through June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Birmingham Bloomfield Bancshares (a company in the development stage) as of June 30, 2005, and the results of its operations and cash flows for the periods from February 26, 2004 (inception) through December 31, 2004 and of February 26, 2004 (inception) through June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.
/s/ Plante & Moran, PLLC
August 5, 2005
Auburn Hills, MI

BIRMINGHAM BLOOMFIELD BANCSHARES, INC
(A Company in the Development Stage)
Balance Sheet
June 30, 2005

ASSETS
Cash	$59,776
Deposits	17,291
Equipment	16,138

Total Assets	$93,205

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)

Related party notes payable (note 2)	$749,000
Other liabilities (note 3)	29,163

Total Liabilities	778,163

Shareholder’s equity (deficit)
Common Stock, no par value
Authorized — 60,000 shares
Issued and outstanding — 100 shares at June 30, 2005	1,000
Accumulated deficit	(685,958)

Total shareholder’s equity (deficit)	(684,958)

Total liabilities and shareholder’s equity (deficit)	$93,205

See Notes to Financial Statements

BIRMINGHAM BLOOMFIELD BANCSHARES, INC
(A Company in the Development Stage)
Statement of Operations

	Period from
	February 26, 2004	Period from
	(inception) to	February 26, 2004
	December 31,	(inception) to
	2004	June 30, 2005

Total Revenue	$0	$0
Operating Expenses
Professional Fees (note 3)	147,517	538,138
Rent (note 6)		55,000
Building Maintenance		15,958
Supplies	741	3,222
Telephone		1,985
Travel and Entertainment	3,973	8,359
Postage		1,551
Miscellaneous	5,300	16,745

Total Operating Expenses	$157,531	$685,958

Income Taxes (note 4)	—	—

Net Loss	$(157,531)	$(685,958)

Net Loss per Share	$(157.53)	$(685.96)

See Notes to Financial Statements

Birmingham Bloomfield Bancshares, Inc
(A Company in the Development Stage)
Statement of Shareholder’s Equity (Deficit)
Period from February 26, 2004 (inception) to December 31, 2004 and
Period from February 26, 2004 (inception) to June 30, 2005

		Deficit
		Accumulated
		During the
	Common	Development
	Stock	Stage	Total

Balance at February 26, 2004	—	—	—
Issuance of 100 shares Common Stock	$1,000	—	$1,000
Net Loss	—	(157,531)	(157,531)
Balance at December 31, 2004	1,000	(157,531)	(156,531)

Net Loss	—	(528,427)	(528,427)

Balance at June 30, 2005	$1,000	$(685,958)	$(684,958)

See Notes to Financial Statements

Birmingham Bloomfield Bancshares, Inc
(A Company in the Development Stage)
Statement of Cash Flows

	Period from	Period from
	February 26, 2004	February 26, 2004
	(inception) to	(inception) to
	December 31, 2004	June 30, 2005

Cash flows from operating activities
Net loss	$(157,531)	$(685,958)
Net increase in other assets		(17,291)
Net increase in other liabilities	—	29,163

Net cash used in operating activities	(157,531)	(674,086)
Cash flows from investing activities
Purchases of equipment	—	(16,138)
Cash flows from financing activities
Sale of Stock	1,000	1,000
Increase in notes payable from related parties	379,000	749,000

Net cash provided by financing activities	380,000	750,000

Increase in cash and cash equivalents	222,469	59,776

Cash and cash equivalents at the beginning of the period	—	—

Cash and cash equivalents at the end of the period	$222,469	$59,776
See Notes to Financial Statements

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
(A Company in the Development Stage)
Notes to Financial Statements
Note 1 — Summary of Significant accounting principles
      Organization — Birmingham Bloomfield Bancshares, Inc. (the Company) was incorporated February 26,2004 as Birmingham Bloomfield Bancorp, Inc., a bank holding company. The Company subsequently changed its name to Birmingham Bloomfield Bancshares, Inc. Upon receiving future regulatory approvals to commence business, the company is to purchase the common stock of Bank of Birmingham (the Bank), a denovo bank in formation. The Company intends to raise a minimum of $13,000,000 in equity capital prior to offering costs, through the sale of shares of the Company’s common stock. Proceeds of the offering will be used to capitalize the Bank, lease facilities and provide working capital.
      Basis of Presentation — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.
      Organization and Preopening costs — Organization and preopening costs represent incorporation costs, legal and accounting costs, consultant and professional fees and other costs relating to the organization. Management anticipates that the organization and pre-opening costs will approximate $1,850,000 through the commencement of operations, which will be charged to expense as incurred.
      Deferred Offering Costs — Costs related to the offering of common stock will be capitalized and will be netted against the offering proceeds when the sale of stock is completed.
      Income Taxes — Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and the tax basis of the various balance sheet assets and liabilities and gives the current recognition to changes in tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
      Earnings per Share — Basic earnings per share represents income available to shareholders divided by the weighted-average number of shares outstanding during the period.
Note 2 — Related Party Notes Payable
      Notes Payable in the amount of $749,000 are outstanding from the Company’s organizers. The notes are non-interest bearing and have no stated maturity. Management intends to repay the advances from the proceeds of the common stock offering.
Note 3 — Other Liabilities
      The Company has entered into consulting agreements with two of the organizers and one other person, all of whom are to become employees of the Bank upon regulatory approval. These agreements call for additional payments to be accrued and paid to the parties at the rate of $2,083 per month each beginning on their starting date with one third to be paid upon regulatory approvals and two thirds being paid upon the Bank commencing business. The total amount accrued as of June 30, 2005 is $29,163. The Company has paid consulting fees totaling $25,000 and $245,000 through December 31, 2004 and through June 30, 2005, respectively, to these individuals.
Note 4 — Income Taxes
      Income Taxes — The Company has net operating loss carryforwards of approximately $686,000 generated from inception through June 30, 2005, that are available to reduce future taxable income through the year

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
(A Company in the Development Stage)
Notes to Financial Statements — (Continued)
ending December 31, 2025. The deferred tax asset generated by that loss carryforward has been offset with a valuation allowance since the Company does not have a history of earnings.
      The components of the net deferred tax assets, included in other assets, are as follows:

Deferred tax assets:
Net operating loss carryforward	$233,000
Less valuation allowance	(233,000)

Total net deferred tax asset	$—

      For the periods from February 26, 2004 (inception) through December 31, 2004 and February 26, 2004 (inception) through June 30, 2005 there are no current or deferred income tax expenses or benefits.
      The reasons for the differences between the income tax expense at the federal statutory income tax rate and the recorded income tax expense are summarized as follows:

	Period from	Period from
	February 26, 2004	February 26, 2004
	(inception) to	(inception) to
	December 31, 2004	June 30, 2005

Loss before income taxes	$157,531	$685,958
Income tax benefit at federal statutory rate of 34 percent	53,560	233,225
Other	560	225
Change in valuation allowance	53,000	233,000

Total income tax expense	$—	$—

Note 5 — Subsequent Event
      On July 21, 2005, the Company signed a $1,600,000 line of credit agreement with Fifth Third Bank. The line of credit is payable on demand with interest at the prime rate minus one percent and is secured by the personal guarantees of the company’s founders. The line expires August 1, 2006.
Note 6 — Leases and Commitments
      The Company has entered into a lease agreement for its’ main office, which calls for lease payments to begin in February 2005 and expires in October 2015. Rent expense under this agreement was $55,000 for the period from February 26, 2004 (inception) to June 30, 2005. There was no rent expense for the period from February 26, 2004 (inception) to December 31, 2004.

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
(A Company in the Development Stage)
Notes to Financial Statements — (Continued)
      The following is a schedule of future minimum rental payments under operating leases on a calendar year basis:

July 1, 2005 — December 31, 2005	$78,584
2006	208,194
2007	212,350
2008	216,600
2009	220,934
2010	225,350
2011 and after	1,153,864

Total	$2,370,876

Note 7 — Stock Options and Stock Warrants
      The Company plans to issue 105,000 stock options to the future executive officers of the Bank. The Company is also planning to issue 184,000 stock warrants to the organizing members of the Bank. These proposed options and warrants would be issued with a strike price of $10. In conjunction with the its’ upcoming stock offering, the Company is planning to issue 1 stock warrant for every 5 shares of stock sold. These warrants would have a strike price of $12.50. As of the date of this report, these proposed stock option and stock warrant plans have not yet been created.

APPENDIX A
SUBSCRIPTION AGREEMENT
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
      IMPORTANT: This Subscription Agreement, completed and signed, together with full payment by check payable to the order of “Fifth Third Bank — Escrow Account for Birmingham Bloomfield Bancshares, Inc.” for the shares of common stock for which the undersigned is subscribing must be sent to:
BY HAND DELIVERY:
Fifth Third Bank
Escrow Account for Birmingham Bloomfield Bancshares, Inc.
1000 Towne Center, Suite 1500
Southfield, MI 48075
      I hereby subscribe to purchase the number of shares of common stock (“Shares”) of Birmingham Bloomfield Bancshares, Inc. (“Company”) indicated below and have enclosed a check in the amount of $10.00 multiplied by the number of shares I wish to buy. I have received a copy of the Company’s prospectus, dated November 15, 2005. In connection with my purchase, I understand and agree as follows: (1) My purchase of the common stock involves significant risks, as described under “Risk Factors” in the prospectus; (2) No federal or state agency has made any finding or determination regarding the fairness of the Company’s offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock; and (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
      This Subscription Agreement is final, binding and irrevocable. If the organizers are unable to sell at least 1,300,000 shares of common stock or fail to receive all required regulatory approvals to open the Company, the escrow agent will promptly return all subscription funds to me, without any interest earned thereon.

NO. OF SHARES (MIN 250 SHARES)	X $10.00 (PRICE PER SHARE) =	TOTAL PURCHASE PRICE ENCLOSED

A-1

      Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date	Signature*

Please indicate form of ownership	Print Name

☐ individual
☐ joint tenants with right of survivorship
☐ tenants in common
☐ trust
☐ corporation	Signature (if multiple subscribers)*
☐ partnership
☐ custodian
☐ other ___________________________________________________________________	Print Name

Address	Address

Address	Address

Social Security or Federal Tax ID No.	Social Security or Federal Tax ID No.

Telephone-Day/ Telephone Evening	Telephone-Day/ Telephone Evening
* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

ACCEPTED:	BIRMINGHAM BLOOMFIELD
BANCSHARES, INC

By: Robert E. Farr, President	Date of Acceptance	Number of Shares Accepted

A-2

SUMMARY
RISK FACTORS
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
THE OFFERING
DETERMINATION OF OFFERING PRICE
USE OF PROCEEDS
CAPITALIZATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS
PROPOSED BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
DESCRIPTION OF COMMON STOCK
SUPERVISION AND REGULATION
LEGAL MATTERS
EXPERTS
LEGAL PROCEEDINGS
REPORTS TO SHAREHOLDERS
ADDITIONAL INFORMATION
Report of Independent Registered Public Accounting Firm

•	You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with inconsistent or different information, you should not rely on it.

•	We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

•	You should not assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

•	This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

Up to 1,800,000 Shares
Birmingham Bloomfield Bancshares, Inc.
Common Stock

PROSPECTUS